EXHIBIT 10.91

LEASE AGREEMENT WITH THE OFFICE OF THE COMPTROLLER OF THE CURRENCY
AND AMENDMENTS THERETO

LEASE AGREEMENT

SOUTHWEST MARKET LIMITED PARTNERSHIP

and

COMPTROLLER OF THE CURRENCY

ONE INDEPENDENCE SQUARE
WASHINGTON, D.C.

LEASE AGREEMENT

SOUTHWEST MARKET LIMITED PARTNERSHIP
and
COMPTROLLER OF THE CURRENCY

ONE INDEPENDENCE SQUARE
WASHINGTON, D.C.

TABLE OF CONTENTS

Page
ARTICLE I
The Premises	1
ARTICLE II
Term	2
ARTICLE III
Base Rent	7
ARTICLE IV
Additional Rent	8
ARTICLE V
Security Deposit	11
ARTICLE VI
Use Of Premises	11
ARTICLE VII
Assignment And Subletting	12
ARTICLE VIII
Maintenance And Repairs	15
ARTICLE IX
Tenant Alterations	17
ARTICLE X
Signs And Furnishings	19
ARTICLE XI
Tenant’s Equipment	21
ARTICLE XII
Inspection By Landlord	21
ARTICLE XIII
Article Xiii Insurance	22
ARTICLE XIV
Services And Utilities	23
ARTICLE XV
Liability Of Landlord	25
ARTICLE XVI
Rules And Regulations	27

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Page
ARTICLE XVII
Damage Or Destruction	27
ARTICLE XVIII
Condemnation	28
ARTICLE XIX
Default By Tenant	30
ARTICLE XX
Bankruptcy	33
ARTICLE XXI
Subordination	35
ARTICLE XXII
Holding Over	36
ARTICLE XXIII
Covenants Of Landlord	37
ARTICLE XXIV
Parking	38
ARTICLE XXV
Expansion Rights	40
ARTICLE XXVI
Rights Of Renewal	42
ARTICLE XXVII
Office Complex Environment	45
ARTICLE XXVIII
General Provisions	46

EXHIBIT A	— Diagram of Premises
EXHIBIT A-1	— Usable Square Footage
EXHIBIT A-2	— Description of Land
EXHIBIT B	— Work Agreement
EXHIBIT C	— Rules and Regulations
EXHIBIT D	— Method of Measuring of Usable Area
EXHIBIT E	— Form of Estoppel Certificate
EXHIBIT F	— Building Services
EXHIBIT G	— Nondisturbance Provisions
EXHIBIT H	— Ownership Structure
EXHIBIT I	— General Provisions

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LEASE AGREEMENT

ONE INDEPENDENCE SQUARE

THIS LEASE AGREEMENT (this “Lease”) is made as of the 21st day of August, 1989, by and between SOUTHWEST MARKET LIMITED PARTNERSHIP (hereinafter referred to as “Landlord”), and COMPTROLLER OF THE CURRENCY, an agency of the U.S. Government (hereinafter referred to as “Tenant”).

RECITALS:

A.    Landlord is the owner of an office complex known as Independence Square, being constructed at E Street between 2nd and 4th Streets, S.W., Washington, D.C., and consisting of two or more office buildings comprising approximately 810,000 usable square feet and below-grade parking garages. Said office complex is hereinafter referred to as the “Office Complex.”

B.    Tenant desires to lease office space in the building containing approximately 300,000 usable square feet known as One Independence Square (the “building’), located within the Office Complex, which building is located on a portion of the land more particularly described on Exhibit A-2 attached hereto, and Landlord is willing to rent space in the building to Tenant, upon the terms, conditions, covenants and agreements set forth herein.

NOW, THEREFORE, the parties hereto, intending legally to be bound, hereby covenant and agree as set forth below.

ARTICLE I
THE PREMISES

1.1    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the terms, conditions, covenants and agreements herein provided, approximately 260,783 square feet of usable area in the building, consisting of approximately 5,500 usable square feet on the lower level of the building, and the entire usable area on the first (1st), third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th) and ninth (9th) floors of the building. The space which is the subject of this Lease is hereinafter referred to as the “Premises.” The location and configuration of the Premises are outlined in red on Exhibit A attached hereto and made a part hereof, and the usable square footage of each full and partial floor demised hereunder is set forth on Exhibit A-1 attached hereto. The usable square footage of the Premises shall be determined by Landlord in accordance with Exhibit D attached hereto, subject to verification by the Contracting Officer (as defined in Exhibit B) prior to the Lease Commencement Date.

1.2    The Lease of the Premises includes the right, together with other tenants of the Office complex and members of the public, to use the common and public areas of the Office complex, but includes no other rights not specifically set forth herein. Landlord shall provide for Tenant’s exclusive use a rooftop terrace located in the northeast corner of the roof of the building, and two terraces on the ninth (9th) floor, the exact size, location and configuration of which shall be determined by Landlord and Tenant. The terraces shall be accessible to individuals in wheelchairs. The terraces, when initially delivered, will (at Landlord’s expense) be landscaped as Landlord and Tenant may mutually agree. Tenant shall reimburse Landlord for the cost of any services or utilities furnished by Landlord to such terraces (including the cost of replacing or maintaining any landscaping).

ARTICLE II
TERM

2.1    The term of this Lease (hereinafter referred to as the “Lease Term”) shall be for fifteen (15) years commencing on the Lease Commencement Date, as determined pursuant to Section 2.2 hereof, and shall continue for a period of fifteen (15) years thereafter (or until May 31, 2006, whichever is later), unless the Lease Term is renewed or terminated earlier in accordance with the provisions of this Lease. (However, if the Lease Commencement Date shall occur on a day other than the first day of a month, the Lease Term shall commence on such date and continue for the balance of such month and for a period of fifteen (15) years thereafter (or until May 31, 2006, whichever is later).) The term “Lease Term” shall include any and all renewals and extensions of the term of this Lease.

2.2    The Lease Commencement Date shall be either (i) the later of (a) June 1, 1991 and (b) the date on which Landlord substantially completes construction of the tenant improvements to be installed in the Initial Premises (as hereinbelow defined), as determined pursuant to the provisions of the document entitled Work Agreement attached hereto as Exhibit B and made a part hereof, or (ii) the date on which Tenant commences beneficial use of the entire Initial Premises, whichever event occurs first. For purposes hereof, the term “Initial Premises” shall mean the entire Premises excluding that portion of the Premises (31, 938 usable square feet) comprising the third (3rd) floor of the building. The Lease Term with respect to the entire Premises (including the portion thereof comprising the third (3rd) floor of the building) shall commence on the Lease Commencement Date. Notwithstanding anything in Paragraph 9 of Exhibit B hereto to the contrary, the Initial Premises shall not be deemed substantially completed unless and until operating certificates have been issued by the appropriate governmental authority for the passenger and freight elevators servicing the Initial Premises and the garage. Tenant shall be deemed to have commenced beneficial use of the Initial Premises when Tenant begins to use the Initial Premises for the conduct of its business. No later than six (6) months prior to the earliest date in the Delivery Window (as hereinbelow defined), Landlord shall notify Tenant in writing of the sixty (60) day period (the “Delivery Window”) within which Landlord in good faith anticipates being able to deliver possession of the Initial Premises to Tenant. Landlord shall notify Tenant in writing, no later than four (4) months prior to the earliest date in the revised Delivery Window, of a revised Delivery Window, which revised Delivery Window shall consist of no more than a thirty (30) day period. Landlord shall further notify Tenant in writing, no later than two (2) months prior to the earliest date in the further revised Delivery Window, of a further revised Delivery Window, which revised Delivery Window shall consist of no more than a fourteen (14) day period. As soon as practicable, but in no event later than thirty (30) days prior to the date of anticipated delivery, Landlord shall notify Tenant in writing of the exact date upon which Landlord in good faith anticipates being able to deliver possession of the Initial Premises to Tenant, and Landlord shall thereafter promptly inform Tenant of any change in such date of anticipated delivery. Notwithstanding the foregoing, if Landlord is delayed in completing construction of the Initial Premises as a result of any of the reasons set forth in Paragraph 9(b) of Exhibit B, then for purposes of determining the Lease Commencement Date, the Initial Premises shall be deemed to have been substantially completed on the date determined in accordance with Paragraph 9(b) of Exhibit B.

2.3    Promptly after the Lease Commencement Date is ascertained, Landlord and Tenant shall execute, in recordable form, a written declaration setting forth the Lease Commencement Date, the date upon which the initial term of this Lease will expire, and the other information set forth therein. The form of such declaration is attached hereto as Exhibit E and is made a part hereof.

2.4    (a)    Landlord shall use all reasonable efforts to ensure that the Initial Premises will be ready for occupancy by Tenant on or about June 1, 1991, provided the Tenant Plans have been finalized on or before the Tenant Plan Delivery Date (as defined in Paragraph 6 o Exhibit B). In the event that construction of the Initial Premises or the delivery of possession of the Initial Premises to Tenant is delayed, regardless of the reasons or causes of such delay, this Lease shall not be rendered void or voidable as a result of such delay, and the term of this Lease shall commence on the Lease Commencement Date as determined pursuant to Section 2.2 hereof. Furthermore, except as otherwise provided herein, Landlord shall not have any liability whatsoever to Tenant on account of any such delay. Notwithstanding the foregoing, in the event the Lease Commencement Date has not occurred on or before September 30, 1991, then, except to the extent such delay is attributable to any of the causes set forth in (and subject to the terms of) Section 28.18 hereof, for each full or partial day following September 30, 1991 through the date immediately preceding the Lease Commencement Date, Landlord shall pay to Tenant as final and liquidated damages (and as Tenant’s sole remedy) on account of such delay the sum of Nine Thousand Five Hundred Dollars ($9,500); provided, however, that, if Tenant elects to take occupancy of the Initial Premises in incremental units, then (i) the foregoing damages shall not be reduced until Landlord has delivered more than fifty percent (50%) of the Initial Premises to Tenant, whereafter (ii) on the date that each incremental unit of the Initial Premises that is occupied by Tenant is substantially completed by Landlord as determined pursuant to the provisions of Exhibit B (or to the extent the same would have been substantially completed but for delays caused by Tenant and described in Paragraph 9(b) of Exhibit B), the foregoing damages shall be reduced (on a pro rata basis, based on the ratio of (a) the usable square feet of the Initial Premises in excess of fifty percent (50%) thereof that has been delivered to Tenant to (b) the usable square feet of the Initial Premises remaining to be delivered to Tenant) with respect to such portion of the Initial Premises in excess of fifty percent (50%) thereof as is delivered to Tenant. As an example of the foregoing, (i) if Tenant elects to occupy incremental units comprising forty percent (40%) of the Initial Premises, liquidated damages shall continue to accrue at the rate of $9,500 per day, and (ii) if Tenant elects to occupy incremental units comprising sixty percent (60%) of the Initial Premises, the liquidated damages shall thereafter be reduced by $1,900 and consequently accrue at the rate of $7,600 per day (.60-.50 = .10; 1.0-.60 = .40; .10 : .40 = 1 : 4 = $1,900 “ $7,600). Such damages shall be credited by Landlord (at Tenant’s option) either against the first installment(s) of rent falling due under this Lease or against the portion of the cost of the Tenant Work that is payable by Tenant pursuant to the terms of Exhibit B.

(b)    Notwithstanding anything in the foregoing to the contrary, in the event the Lease Commencement Date has not occurred on or before April 1, 1992, either party may terminate this Lease by written notice delivered to the other party at any time thereafter prior to occurrence of the Lease Commencement Date. If this Lease is terminated by either party pursuant to the immediately preceding sentence, Landlord shall pay to Tenant within thirty (30) days after such termination the cash amount of the liquidated damages accruing between October 1, 1991 and April 1, 1992 on account of Landlord’s failure to deliver possession of the Initial Premises to Tenant. Whether or not this Lease is terminated, Landlord shall not be obligated to pay any further damages to Tenant on account of any late delivery after

April 1, 1992. Notwithstanding the foregoing, in the event Tenant gives Landlord notice that it is terminating this Lease pursuant to the terms of this Section 2.4(b), Tenant’s notice shall be ineffective if Landlord certifies to Tenant within five (5) business days following Landlord’s receipt of Tenant’s notice that Landlord will be able to deliver possession of the Initial Premises to Tenant within sixty (60) days following the date of Tenant’s notice; however, in such event, Landlord shall continue to be liable for damages of $9,500 (or prorated portion thereof) per day for each day or part thereof from the date of Tenant’s termination notice through the day immediately preceding the Lease Commencement Date. If Landlord has not delivered possession of the Initial Premises to Tenant by the end of such sixty (60) day period, this Lease shall terminate and Landlord shall pay to Tenant the cash amount of the liquidated damages accruing through the end of such period.

(c)    Landlord agrees that it shall adhere to the following milestones in its construction of the building and the Initial Premises:

Commencement of sheeting, shoring and excavation	August 15, 1989

Commence pouring of concrete for ground floor (street level) of the building	April 15, 1990

“Topping off” of base building at the roof level	October 1, 1990

Commencement of installation of drywall studs	November 1, 1990

Substantial completion of installation of pre-cast concrete, stone and glazing	February 1, 1991

Substantial completion of entire Initial Premises in accordance with Exhibit B	June 1, 1991

In the event Landlord fails to meet any of the foregoing milestones by reason of a delay arising from factors within Landlord’s reasonable control (i.e., any factor other than those described in Section 28.18 hereof), and if Landlord is not able to achieve such milestone within thirty (30) days following the date set forth in the foregoing schedule of target dates, then Landlord agrees to use all commercially practical efforts (including, without limitation, the use of overtime labor, special manufacture of parts and expedited shipping) to ensure that the next succeeding milestone(s) are met. Landlord’s failure to meet a construction milestone shall not be deemed a default by Landlord under this Lease, it being agreed that Tenant’s sole remedy for delays in construction is as set forth in this Section 2.4

2.5    Notwithstanding any other provisions of this Article II, in the event Landlord is able to deliver possession of the Premises to Tenant in incremental units, Tenant may elect to take occupancy of such incremental units on a progressive basis. In such event, (i) rent and other obligations under this Lease shall commence on a pro rata basis upon the occupancy of each incremental unit, with the first payment being due on the first day of the month following the month in which an increment of space is occupied, except that should an increment of space be occupied after the fifteenth (15th) day of the month then the payment due date shall be the first day of the second month following the month in which it was occupied, and (ii) the Lease Commencement Date shall be the date determined pursuant to Section 2.2 above, except that Tenant shall not be deemed to have commenced beneficial use of the Initial Premises until Tenant has occupied the final incremental unit of the Initial Premises.

2.6    For purposes of this Lease, the term “Lease Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of the month in which the Lease Commencement Date occurs and each successive twelve (12) month period; except that if the Lease Commencement Date shall occur on a date other than the first (1st) day of a calendar month, then the first (1st) Lease Year shall also include the period from the Lease Commencement Date until the first day of the following month.

2.7    Notwithstanding any other provision of this Lease, Tenant shall have the right to terminate this Lease effective as of the last day of the fifth (5th) Lease Year, if (and only if) Tenant is the subject of a legislatively mandated restructuring and said restructuring, in Tenant’s reasonable judgment, requires a relocation of Tenant. The foregoing right of termination shall be subject to the following terms and conditions:

(a)    Tenant shall exercise its right of termination by written notice to Landlord no later than the last day of the fourth (4th) Lease Year. In the event such notice is not timely given, Tenant’s right of termination shall lapse and be of no further force and effect. Such notice shall specify the legislative action giving rise to Tenant’s right of termination hereunder.

(b)    At least thirty (30) days prior to the date on which Tenant is to vacate the Premises, Tenant shall pay to Landlord a termination fee equal to the sum of (i) one year’s base rent payments, (ii) the additional rent that Tenant would have been required to pay during the sixth (6th) Lease Year on account of real estate taxes and operating costs pursuant to Article IV hereof, as reasonably estimated by Landlord (subject to adjustment when finally determined), (iii) 82.5116% of the Improvements Allowance granted to and used by Tenant pursuant to Exhibit B (which is the unamortized portion of the Improvements Allowance if it is amortized over a fifteen (15) year term with interest at the rate of eleven percent (11%) per annum), (iv) the unamortized portion of the cost of any systems or equipment installed by Landlord pursuant to paragraph 6 of Schedule I to Exhibit B hereto, and (v) the unamortized portion of the value of the rental abatement granted to Tenant with respect to the third (3rd) floor of the building during the first Lease Year (collectively, the “Termination Payment”). At Landlord’s option, the notice described in Section 2.7(a) shall be ineffective if the Termination Payment is not received when due.

ARTICLE III
BASE RENT

3.1    During each Lease Year, Tenant shall pay to Landlord as annual base rent for the Premises, without demand, an amount equal to the sum of (i) the product of Thirty-Eight and 00/100 Dollars ($38.00) multiplied by the total number of square feet of usable area (as defined in Exhibit D) in the Premises, and (ii) the Escalating Component (as hereinafter defined). The term “Escalating Component” shall mean (i) in the first Lease Year, the sum of $583,500, and (ii) in each Lease Year thereafter, 105% of the Escalating Component in effect during the immediately-preceding Lease Year. The annual base rent payable hereunder during each Lease Year shall be divided into equal monthly installments and such monthly installments shall be due and payable in advance on the first day of each month during such Lease year. If the Lease Term begins on a date other than on the first (1st) day of a month, rent from such date until the first (1st) day of the following month shall be prorated on a per diem basis. Such prorated rent shall be payable in advance on the Lease Commencement Date.

3.2    All rent shall be paid to Landlord in legal tender of the United States by electronic funds transfer to Landlord’s designated financial institution. If Landlord shall at any time accept rent after it shall become due and payable, such acceptance shall not excuse a delay upon subsequent occasions, or constitute or be construed as a waiver of any of Landlord’s rights hereunder. All payments of rent and additional rent hereunder shall be made pursuant and subject to the Prompt Payment Act, 31

U.S.C. § 1801, et seq. (Supp. 1988) and to General Clauses 20, 22 and 23.

3.3    Notwithstanding any other provision of this Lease, Landlord hereby agrees to abate the Base Rent, other than the $11.02 per usable square foot per annum portion thereof that is attributable to operating costs and real estate taxes (which shall not be abated), due for the portion of the premises comprising the third (3rd) floor of the building $31,938 usable square feet) for the first twelve (12) months within the Lease Term.

ARTICLE IV
ADDITIONAL RENT

4.1    (a)    As additional rent for the Premises, Tenant shall pay its share of increases in real estate taxes assessed against or paid in connection with the building during each calendar year falling entirely or partly within the Lease Term (with proration for any partial calendar year) over $1,169,483.10. Tenant’s initial percentage of occupancy of the building for real estate taxes is agreed to be $88.75%. Accordingly, base year real estate $1,037,916.30 ($3.98 per usable square foot).

(b)    Payment on account of real estate taxes shall be made by Tenant in lump sum payments following each semi-annual tax remittance by Landlord, each of which shall be compared to one-half of the base year real estate taxes to determine the increase allocable to such six-month period. Subject to Section 28.16 hereof, payments by Tenant shall be due on the first workday of the month following the month in which paid tax receipts are presented by Landlord to Tenant. Real estate taxes shall include reasonable attorneys’ fees incurred by Landlord in challenging real estate taxes. In the event of any decreases in real estate taxes occurring with respect to the Lease Term, the additional rent will be reduced accordingly, but in no event will base rent be reduced below $38.00 per usable square foot. The amount of any such reductions will be determined in the same manner as increases in additional rent provided under this Section 4.1.

(c)    Landlord shall use all reasonable efforts to deliver to Tenant copies of any notices of proposed or actual assessments and copies of any real estate tax bills within ten (10) business days after they are received by Landlord; however, Landlord’s failure to furnish any such notice or bill to Tenant shall not constitute a default under this Lease and shall not excuse Tenant from paying any additional rent due hereunder. In the event Tenant desires to cause the real estate tax assessment upon the building to be challenged, Tenant shall so notify

Landlord in writing. Landlord shall have a period of fifteen (15) business days following its receipt of Tenant’s notice to notify Tenant whether or not Landlord, in its discretion, has elected to contest the real estate tax assessment. In the event Landlord notifies Tenant that Landlord will not contest the real estate tax assessments, then Tenant shall have the right, at its sole cost and expense, to contest any real estate tax assessment upon the building by initiating legal proceedings on behalf of itself and Landlord, or on its own behalf alone. If Tenant is precluded from taking legal action its own name, then Landlord shall contest the assessment upon reasonable notice from Tenant; however, Landlord shall be required to execute documents in connection with such contest only if Landlord agrees with the accuracy of such documents. Tenant shall reimburse Landlord for all costs incurred by Landlord in such proceedings, and shall pay any interest, penalties or late charges assessed in connection therewith. In the event Tenant contests the assessments and obtains a reduction, then the reduction shall first be applied to reimburse Tenant for all costs incurred by Tenant in such proceedings, with the balance (if any) of such reduction to be allocated over the rentable area of the building pro rata. The undertaking of a contest shall not affect Tenant’s obligation to pay additional rent on account of real estate taxes at the time and in the manner set forth in this Section 4.1; provided, however, that Tenant shall not be obligated to pay any contested portion of such taxes so long as Landlord has not paid such portion to the taxing authority. Tenant shall receive its share of any real estate tax refund.

4.2    (a)    Commencing upon the first day of the second Lease Year, as additional rent for the Premises, Tenant shall make certain payments on account of changes in costs for cleaning services, supplies, materials, maintenance, trash removal, landscaping, water, sewer charges, heating, ventilating and air conditioning, electricity, and certain administrative expenses attributable to Tenant’s occupancy. The amount of additional rent for each Lease Year shall be determined by multiplying the base rate (as defined in the last sentence of this Section 4.2(a)) by the percentage of change in the cost of living index (as defined in this Section 42(a)). The percent change shall be computed by comparing the index figure published for the month prior to the Lease Commencement Date with the index figure published for the month preceding the month which begins the applicable Lease Year (“Percentage of Change”). For example, a lease which commences in June of 1988 would use the index published for May of 1988 and that figure would be compared with the index published for May of 1989, May of 1990, and so on, to determine the Percentage of Change. The cost of living index shall be measured by the Consumer Price Index (the Revised Consumer Price Index for urban wage earners and clerical workers, 1982-84 Base Year, All Items, Washington, DC-MD-VA Metropolitan

Area wage earners and clerical). The base rate for operating costs allocable to the Premises is hereby agreed to be $1,835,912.30 ($7.04 per usable square foot).

(b)    Payments of additional rent for operating costs shall be made with the monthly installments of base rent. Adjustments to additional rent shall be effective on the first day of each Lease Year commencing with the second Lease Year. Subject to Section 28.16 hereof, payment of the adjusted rental rate shall become due on the first workday of the month following the publication of the cost of living index for the month prior to the commencement of each such Lease Year. In the event of any decreases in the cost of living index occurring during the Lease Term, the additional rent will be reduced accordingly, but in no event will base rent be reduced below $38.00 per usable square feet. The amount of any such reductions shall be determined in the same manner as increases in additional rent provided in Section 4.2(a).

(c)    Promptly after the adjustment in the additional rent pursuant to this Section 4.2 is determined for each Lease Year, Landlord shall submit to Tenant a statement setting forth the amount of such adjustment and the computations by which it was determined. Since the actual increase in the additional rent may not be determined until after the start of a new Lease Year, until the actual increase in the additional rent is determined, Tenant shall make monthly payments of additional rent on the basis of the adjusted additional rent payable during the immediately preceding Lease Year. After receipt of a statement from Landlord setting forth the deficiency (or overpayment) between the monthly installments of adjusted additional rent paid by Tenant and the actual amount determined to be owing for the months prior to such statement shall be paid as additional rent hereunder pursuant to Section 28.16, or if Tenant shall be due a refund then refunded to Tenant within thirty (30) days following determination.

(d)    It is acknowledged and agreed by Tenant that the additional rent described in the foregoing provisions of this Section 4.2 is intended only to compensate Landlord for increases in the cost of providing services of the type and quantity described herein or in Exhibit F. If, at any time or from time to time during the Lease Term, Tenant requests that Landlord furnish services in addition to those described in the preceding sentence, Landlord’s obligation to furnish such new or increased services shall be conditioned upon Tenant’s agreement to reimburse Landlord upon demand, as additional rent, for the actual cost of furnishing such additional or increased services.

ARTICLE V
SECURITY DEPOSIT

[INTENTIONALLY OMITTED]

ARTICLE VI
USE OF PREMISES

6.1    Tenant shall use and occupy the Premises solely for general office purposes (with an employee cafeteria), and for no other use or purpose without the prior written consent of Landlord. Tenant shall not use or occupy the Premises for any unlawful purpose or in any manner that will constitute waste, nuisance or unreasonable annoyance to Landlord or other tenants of the Office Complex. Landlord and Tenant shall comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations, and orders of the United States of America, the District of Columbia, and any other public or quasi-public authority having jurisdiction over the Premises, concerning the use, occupancy and condition of the Premises and all machinery, equipment and furnishings therein. Landlord shall obtain a certificate of occupancy for Tenant’s initial occupancy of the Premises. Tenant agrees to cooperate fully with Landlord in obtaining such certificate of occupancy. All repairs, substitutions, additions, replacements and/or alterations to the Premises or the building, or to any of the Building Equipment (as defined in Section 8.1 hereof), which are required by any such laws, ordinances, regulations and orders, and which are not necessitated by Tenant’s particular use or design of its space, shall be done promptly by Landlord at Landlord’s expense and subject to General Clause 6.

6.2    Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises or Tenant’s equipment fixtures or personal property. In the event that any such taxes are enacted, changed or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord. If Tenant reasonably determines that it is entitled to an exemption from sales tax or other taxes with respect to improvements to be performed or materials to be purchased by Landlord pursuant to this Lease (including Exhibit B hereto), then Tenant shall so notify Landlord in writing simultaneously with Tenant’s execution of this Lease, and Tenant shall furnish Landlord with any instruments or documents required to assert or establish that such exemption extends to the improvements to be performed and the materials to be purchased by Landlord hereunder. After receipt of such notice, Landlord shall use diligent and reasonable efforts to cooperate with Tenant’s assertion of such exemption. If a tax is ultimately determined to be due, then Tenant shall pay the tax, interest and penalties (if any).

6.3    Notwithstanding anything in the foregoing to the contrary, Tenant shall have the right to use a portion of the Premises as a cafeteria for use by Tenant’s employees and visitors, but not for use by the general public. Such cafeteria shall be operated and maintained in a manner customary for such facilities in first class office buildings. Tenant shall comply with all present and future laws, ordinances (including zoning ordinances and land use requirements), regulations and orders of the United States of America, the District of Columbia and any other public or quasi-public authority having jurisdiction over the cafeteria, concerning the use, occupancy and conditions of the cafeteria and all machinery, equipment and furnishings therein.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

7.1    Tenant shall have the right to assign, transfer, mortgage or otherwise encumber this Lease or its interest herein upon first obtaining the prior written consent of Landlord, which consent (subject to Section 7.3 hereof) shall not be unreasonably withheld or delayed. No assignment or transfer of this Lease or the right of occupancy hereunder may be effectuated by operation of law or otherwise without the prior written consent of Landlord as aforesaid. Any attempted assignment or transfer by Tenant of this Lease or its interest herein without Landlord’s consent as aforesaid shall at Landlord’s option be void.

7.2    Tenant shall have the right to sublease (which term, as used herein, shall include any type of subrental arrangement and any type of license to occupy) the Premises, or any part thereof, upon first obtaining the prior written consent of the Landlord, which consent (subject to Section 7.3 hereof) shall not be unreasonably withheld or delayed.

7.3    (a)    In the event Tenant desires to assign or sublet to any entity other than an entity described in Section 7.6(a) or (b) a portion of the Premises that, in the aggregate with all other portions of the Premises            ,that are then assigned or sublet to an entity or entities other than an entity described in Section 7.6(a), constitutes more than fifty percent (50%) of the usable area of the Premises, Tenant shall so notify Landlord at least ten (10) business days prior to the intended effective date of the proposed assignment or sublease, which notice shall specify such intended effective date. Landlord shall have the right, by written notice delivered to Tenant within ten (10) business days after the date Tenant’s notice was given, to retake possession of the portion of the Premises proposed to be sublet or assigned and thereby delete such portion of the Premises from the Premises being leased to Tenant hereunder. If Landlord elects to retake such portion of the Premises, Landlord shall retake possession of such portion on the date specified in Tenant’s notice and Tenant’s obligation to pay rent for such portion shall cease on such date. Thereafter, Tenant shall not have any further rights or obligations of any kind, including any rights of renewal, in or to the portion of the Premises so retaken. If Landlord does not elect to retake such portion of the Premises within the aforesaid ten (10) business day period, Tenant may enter into the assignment or sublease described in its notice upon obtaining Landlord’s reasonable consent thereto as aforesaid. It shall not be unreasonable for Landlord to withhold its consent if Landlord has previously notified Tenant that it is in default hereunder and such default has not been cured, or if Landlord reasonably determines that the character of the proposed assignee or subtenant or the nature of the activities to be conducted by such proposed assignee or subtenant would adversely affect the other tenants of the Office Complex or would impair the reputation of the Office Complex as a first class office complex or that the financial history or credit rating of the proposed assignee or subtenant is unacceptable to Landlord.

(b)    Tenant agrees to give Landlord at least ten (10) business days prior written notice of Tenant’s intention to sublease or assign all or any portion of the Premises, along with sufficient information about the proposed subtenant or assignee to enable Landlord to make any determination called for by subsection (a) above. Landlord agrees, to advise Tenant of Landlord’s decision to grant or withhold its consent to any sublease or assignment proposed by Tenant pursuant to this Article VII within ten (10) business days of receipt of Tenant’s written request for such consent, and if Landlord fails to grant or withhold its consent within such ten (10) business day period then its consent shall be deemed granted.

(c)    Tenant’s right to sublease or assign all or any portion of the Premises (if Landlord’s consent thereto is required) shall expire one hundred eighty (180) days after the date on which Landlord’s recapture right lapsed or was waived with respect to the sublease or assignment referenced in Tenant’s notice, unless Tenant shall have executed the sublease or assignment referenced in such notice. Thereafter, Tenant shall have no right to sublease or assign the portion of the Premises described in the notice furnished pursuant to subsection (b), unless Tenant shall have again complied with the procedures set forth in this Section 7.3.

(d)    In the event Tenant or an entity described in Section 7.6(a) hereof shall at any time lease 100% of the usable area of the building, then, from the date of such 100% leasing,

Section 7.3(a) shall be deemed deleted from this Lease and shall have no force or application with respect to any sublease or assignment thereafter proposed or consummated by Tenant.

7.4    Notwithstanding the provisions of Section 7.1, 7.2 or 7.3 hereof to the contrary, if consent to any assignment or subletting is required by the holder of any mortgage on the building, no assignment of this Lease or sublease of all or any portion of the Premises shall be permitted without the prior written consent of such holder. Landlord agrees not to grant such a consent right to the holder of any mortgage upon the building (and, as to Tenant, any such grant shall be void) unless such holder agrees that its consent will not be unreasonably withheld and will be granted, withheld or deemed granted within ten (10) business days after its receipt of Tenant’s written request for such consent, and then only with respect to assignments or subleases as to which Landlord itself has a consent right hereunder.

7.5    The consent by Landlord to any assignment or subletting shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, transferee or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord’s consent to any assignment or subletting shall not be construed as relieving Tenant from the obligation of complying with the provisions of Sections 7.1, 7.2, 7.3 or 7.4 hereof, as applicable, with respect to any subsequent assignment or subletting. For any period during which Tenant is in default hereunder, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each subtenant to pay said rent directly to Landlord. Tenant further agrees that any sublessee or assignee shall agree to be jointly and severally liable to Landlord, together with Tenant hereunder, for all obligations imposed on Tenant by this Lease as they apply to the portion of the Premises sublet or assigned.

7.6    Anything to the contrary contained in this Article VII notwithstanding:

(a)    Landlord’s consent shall not be required in the case of any assignment, subletting or other arrangement involving (i) any successor agency, bureau, department or similar U. S. Government entity succeeding to all or any part of Tenant’s regulatory function, (ii) any agency, bureau, department or similar U. S. Government entity for which Tenant and/or any such successor entity may have or exercise control, supervision or oversight, or (iii) any other agency, bureau, department or similar U.S. Government entity one of whose primary or principal functions is the regulation, control, supervision or oversight of financial institutions; and the foregoing shall not constitute an assignment, subletting or other disposition or transfer hereunder.

(b)    Landlord’s consent shall not be required in the case of any subletting or other similar arrangement (other than an assignment) involving a governmental (or quasi-governmental) agency, bureau, department or similar entity so long as the employees and invitees of such entity are comparable to the employees and invitees of Tenant and so long as Tenant reasonably determines that such entity is appropriate for a first-class office building and does not create an unreasonable level of pedestrian traffic in and out of the building.

(c)    Tenant agrees to provide Landlord with notice of any assignment, subletting or other arrangement described in Section 7.6(a) or (b), together with copies of any assignments, subleases or other principal documents effecting same.

ARTICLE VIII
MAINTENANCE AND REPAIRS

8.1    (a)    Except as otherwise provided herein, Landlord shall keep the exterior and demising walls, foundations, roofs and common areas that form a part of the building, and the mechanical, electrical, HVAC and plumbing systems, pipes, and conduits of the building (the “Building Equipment’) in clean, safe, sanitary and operating condition, and will make all required repairs thereto.

(b)    Notwithstanding anything to the contrary in this Section 8.1, maintenance and repair of special tenant equipment, including but not limited to special fire protection equipment, kitchen equipment, specially installed bathrooms and/or showers, security systems and supplementary air conditioning equipment serving only the Premises, shall be the sole responsibility of Tenant. Fire protection equipment, bathrooms, air conditioning equipment, and the like that would have been furnished by Landlord on multi-tenant floors as part of a base building system (whether or not contained in Schedule I to Exhibit B) shall in no event be deemed “special tenant equipment,” even on floors fully occupied by Tenant.

8.2    Except as otherwise provided in Section 8.1, Landlord shall not be responsible for maintenance or repair of the improvements installed in the Premises pursuant to Exhibit B or Article IX hereof. At the expiration or other termination of the Lease Term, Tenant shall surrender the premises, broom clean, in the same order and condition in which they are on the Lease Commencement Date, ordinary wear and tear and unavoidable damage by the elements excepted. All bulbs and tubes for the Premises that would be utilized in the light fixtures that are designated by Landlord (and reasonably approved by Tenant) as standard for the Office Complex (although no light fixtures are being furnished to the Premises as part of the base building pursuant to Schedule I to Exhibit B) shall be provided and installed by Landlord at Landlord’s cost and expense. In the event Tenant elects to use as its standard light fixture in the Premises a different light fixture from that designated by

Landlord pursuant to the immediately preceding sentence, Landlord shall furnish and install replacement bulbs and tubes for such fixtures, and any cost incurred in excess of the cost of furnishing replacement bulbs and tubes for Landlord’s designated standard light fixture (taking into account any savings resulting from reduced energy consumption or less frequent replacement of bulbs and tubes) shall be borne by Tenant. All bulbs and tubes for light fixtures other than Tenant’s standard fixture shall be furnished at Tenant’s sole cost and expense

8.3    Except as otherwise provided in Section 13.4 or Article XVII hereof, all injury, breakage and damage to the Premises and to any other part of the Office Complex caused by any act or omission of Tenant, or of any agent, employee, subtenant, contractor, customer or invitee of Tenant, shall be repaired by and at the sole expense of Tenant, except that Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as additional rent hereunder. The liability of Tenant for such costs and expenses shall be reduced by the amount of any insurance proceeds which Landlord would be entitled to receive from the policies required of it to be maintained hereunder (and without regard to any default by Landlord under any such policies) on account of such injury, breakage or damage.

8.4    Landlord’s maintenance and repair obligations hereunder shall also apply to the retail level common area and outdoor common areas of the Office Complex, including, but not limited to, site and private access roads. It is the intention of the parties hereto, in fulfilling their respective maintenance and repair obligations hereunder, that the building and the Premises and all equipment and systems therein shall be maintained, repaired and/or replaced, as needed, to provide reliable, energy efficient service without unusual interruption, disturbing voices, exposure to fire or safety hazards, uncomfortable drafts, excessive air velocities or unusual emissions of dirt. Maintenance work must be done in accordance .with applicable codes and inspection certificates must be displayed as appropriate.

ARTICLE IX
TENANT ALTERATIONS

9.1    The initial tenant improvements in and to the Premises shall be installed by Landlord in accordance with Exhibit B attached hereto. It is understood and. agreed that Landlord will not make, and is under no obligation to make, any structural or other alterations, decorations, additions or improvements in or to the Premises, except as provided in Section 6.1 or Exhibit B.

9.2    Tenant shall not be required to obtain the consent of Landlord for the making of alterations, additions, improvements or decorations (collectively, “improvements”) in or to the Premises, provided (i) such improvements do not involve any structural changes to any portion of the base building, (ii) such improvements will not change or alter the operation of the mechanical, electrical, HVAC, plumbing equipment or other systems serving the building or the Premises, (iii) such improvements are not visible from either the exterior of the building or the public areas of multi-tenanted floors in the building. Tenant shall be required to obtain the prior written consent of Landlord to the making of improvements that violate any of conditions (i), (ii) and (iii) above. Landlord’s consent may be granted or withheld in Landlord’s sole discretion with respect to improvements that (A) involve structural changes to the building, except that Landlord shall not unreasonably withhold its consent to core drilling for the purpose of installing wiring and cabling or to the movement of partitions (it being agreed that it shall be reasonable for Landlord to require that Tenant pay the cost of any survey or testing performed or commissioned by Landlord to determine the effect Tenant’s core drilling or partition movement will or may have on the building, as well as the cost of any changes to the building necessitated by Tenant’s core drilling or partition movement) or (B) change the exterior appearance of the building. Anything to the contrary contained herein notwithstanding, Landlord and Tenant shall share equally all costs and expenses associated with any addition, deletion and/or modification to the perimeter heat pumps resulting from the movement or relocation of any partitions within ‘any portion of the Premises actually occupied by Tenant (and not by any assignee or subtenant (other than an entity described in Section 7.6(a) hereof)). Landlord’s consent shall not be unreasonably withheld or delayed with respect to any other improvements for which Landlord’s consent is required, but may be conditioned upon Tenant’s agreement to compensate Landlord for any incremental costs incurred by reason of the making of the improvement. Tenant shall give Landlord prior written notice of Tenant’s intention to make any improvements in or to the Premises, and shall furnish Landlord with copies of any plans or working drawings prepared by Tenant with respect thereto.

9.3    When Landlord’s consent to the making of an improvement is required, Landlord may impose any conditions it reasonably deems appropriate, including, without limitation, the approval of plans and specifications, approval of the contractor or other persons who will perform the work, and the obtaining of required permits and specified insurance. It shall be reasonable for Landlord to insist that portions of the Premises visible to the public shall maintain a uniform appearance with the rest of the Office Complex. Tenant shall not make any improvements outside the Premises. All improvements must conform to all rules and regulations established from time to time by the Underwriters’ Association of the District of Columbia and to all laws, regulations and requirements of the Federal and District of Columbia governments. All materials used by Tenant and all changes made by Tenant shall comply with all fire, safety, health and building code requirements imposed by any governmental authority .having jurisdiction over the building, and any contractor or subcontractor performing such improvements shall comply with the reasonable building work rules established by Landlord. If any mechanic’s or materialmen’s lien is filed against the Premises, the Office Complex and/or the land upon which it is situated, for work claimed to have been done for, or materials claimed to have been furnished to, the Premises pursuant to this Article IX, such lien shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by the filing of a surety bond. Promptly upon the completion of any improvements performed in the Premises pursuant to this Article IX, Tenant agrees to obtain and deliver to Landlord written, unconditional waivers of mechanic’s and materialmen’s liens against the Office Complex and the land upon which it is situated from all contractors, subcontractors, laborers and material suppliers for all work, labor and services performed and materials furnished in connection with such improvements. If Tenant shall fail to discharge any such mechanic’s or materialmen’s lien, Landlord may, at its option, discharge such lien and treat the cost thereof (including reasonable attorneys ‘fees incurred in connection therewith) as additional rent payable with the next monthly installment of base rent falling due; it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging such lien. It is understood and agreed that any improvements to the Premises not made or paid for by Landlord shall be conducted on behalf, of Tenant and not on behalf of Landlord, and that Tenant shall be deemed to be the “owner” (and not the “agent” of Landlord) for purposes of the application of Section 38101 of the District of Columbia Code. It is further understood and agreed that in the event Landlord shall give its written consent to the making of any improvements to the Premises, such written consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises, the Office Complex or the land upon which it is situated to any mechanic’s or materialmen’s liens which may be filed in connection therewith.

9.4    If any improvements for which Landlord’s consent is required are made without the prior written consent of Landlord, Landlord shall have the right to remove and correct such improvements and restore the Premises to their condition immediately prior thereto, and Tenant shall be liable for all expenses incurred by Landlord in connection therewith. Tenant shall have the right to .remove, prior to the expiration of the Lease Term, all movable furniture, movable furnishings and movable equipment installed in the Premises. Such removal shall be solely at the expense of Tenant. Except as otherwise provided in Section 8.3 or 13.4, all damage and injury to the Premises or the Office Complex caused by such removal shall be repaired by Tenant, at Tenant’s sole expense. If such property of Tenant is not removed by Tenant prior to the expiration or termination of this Lease (or such later date through which Tenant remains in occupancy of the Premises pursuant to Section 22.1, the same shall become the property of Landlord and shall be surrendered with the Premises as a part thereof. Landlord agrees that, upon Tenant’s written request, Landlord will notify Tenant at the time an improvement or alteration that is not otherwise removable by Tenant under the terms of this Section 9.4 is approved for installation within the Premises (including, as the case may be, upon approving the initial installation of any improvements pursuant to Exhibit B) whether Landlord will require Tenant to remove such improvement or alteration from the Premises upon the expiration of the Lease Term. Notwithstanding the foregoing, the business records (including files and computer tapes), confidential information and other documents associated with Tenant’s operations shall at all times remain the property of Tenant, and Tenant shall have the right to remove such materials from the Premises.

ARTICLE X
SIGNS AND FURNISHINGS

10.1    No sign, advertisement or notice referring to Tenant shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or common areas of the Office Complex or those portions of the Premises that are visible from outside the Premises, except on the directories and doors of offices and such other areas as are designated by Landlord, and then only in such place, number, size, color and style as are approved by Landlord in writing and are in accordance with any applicable District, of Columbia building code or zoning regulation. All of Tenant’s signs that are approved by Landlord shall be installed by Landlord at Tenant’s cost and expense. If any sign, advertisement or notice that has not been approved, by Landlord is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. Landlord reserves the right to affix, install and display signs, advertisements and notices on any part of the exterior or interior of the Office Complex: however, Landlord shall not have the right to install any signs within the

Premises (or on floors wholly occupied by Tenant) other than those required by law, necessary for the effective operation of the building. The foregoing notwithstanding, Tenant shall have the right (i) to affix identification and/or directional signs on all or any part of a floor on which Tenant has leased the entire usable area or is otherwise the sole occupant, and (ii) to affix on any other floor partially occupied by Tenant identification and directional signs which are not visible to the naked eye from the exterior of the Premises (or which, if visible from the exterior of the Premises, are consistent with Landlord’s building standard signage design criteria). In addition, Landlord, at Tenant’s expense (toward which expense Landlord agrees to contribute a sum not to exceed $l0,000), shall name the building after Tenant (and, upon later request by Tenant and at Tenant’s expense, shall rename the building for any entity described in Section 7.6(a)), employing one or more signs, logos and/or other mediums reasonably acceptable to Landlord and Tenant. The costs of maintaining, replacing and removing such signage shall be borne by Tenant. So long as the original Tenant or an assignee or subtenant pursuant to Section 7.6(a) actually occupies any portion of the Premises, Landlord covenants not to name the Office Complex (but may name any other building therein) for any person or entity that is then the subject of regulation, control, supervision or oversight by Tenant.

10.2    Landlord shall have the right to prescribe the weight and position of safes and other heavy equipment and fixtures, which, if considered necessary by the Landlord, shall be installed in such manner as Landlord directs in order to distribute their weight adequately. Except as otherwise provided in Section 8.3 or 13.4, any and all damage or injury to the Premises or the Office Complex caused by moving the property of Tenant into or out of the Premises, or due to the same being in or upon the Premises, shall be repaired by and at the sole cost of Tenant. No furniture, equipment or other bulky matter of any description will be received into the building or carried in the elevators except as approved by Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the building and the designated freight elevator. All moving of furniture, equipment and other materials shall be under the supervision of Landlord, who shall not, however, be responsible for any damage to or charges for moving the same. Tenant agrees to remove promptly from the sidewalks adjacent to the Office Complex any of Tenant’s furniture, equipment or other material there delivered or deposited.

ARTICLE XI
TENANT’S EQUIPMENT

11.1    Tenant will not install or operate in the Premises any electrically operated equipment or machinery that operates on greater than 110 volt power (other than photocopy machines in such quantity as is reasonable for first-class office space and/or equipment which is separately metered) without first obtaining the prior written consent of Landlord. Landlord shall not unreasonably withhold such consent, but if Landlord determines that it is appropriate to separately meter such equipment or machinery then Landlord may condition such consent upon the payment by Tenant of additional rent in compensation for the excess consumption of electricity and for the cost of any additional wiring or other apparatus (including any separate meters) that may be occasioned by the operation of such equipment or machinery. Tenant shall not install any equipment of any type or nature that will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system or electrical system of the Premises or the building, without first obtaining the prior written consent of Landlord. Landlord may condition its consent to any special installations (including, but not limited to, a cafeteria, a training facility, a computer facility or a fitness center) upon Tenant’s payment of additional rent in compensation for the excess consumption of utilities that may be occasioned by the operation of such installations or equipment, and Landlord may at Tenant’s expense, install a, separate electric and/or water meter or submeter to measure the consumption of electricity and/or water in or by such special installations or equipment. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to reduce such noise and vibration to a level reasonably satisfactory to Landlord.

ARTICLE XII
INSPECTION BY LANDLORD

12.1    Tenant will permit Landlord, or its agents or representatives, upon twenty-four (24) hours prior notice (except in emergency situations) (which notice need not be in writing), to enter the Premises, without charge therefor to Landlord and without diminution of the rent payable by Tenant, to examine, inspect and protect the Premises and the Office Complex, to make such alterations and/or repairs as in the reasonable judgment of Landlord may be deemed necessary, or to exhibit the same (other than any secure or security sensitive areas) to prospective tenants during the last one hundred eighty (180) days of the Lease Term. In connection with any such entry, Landlord shall endeavor to minimize the disruption to Tenant’s use of the Premises. In addition, except in cases of emergency, a representative of Tenant shall have the right to accompany Landlord during each such entry.

ARTICLE XIII
INSURANCE

13.1    Tenant shall not conduct nor permit to be conducted any activity, or place any equipment in or about the Premises or the Office Complex, which will in any way increase the rate of fire insurance or other insurance on the Office Complex. If any increase in the rate of fire insurance or other insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to any activity or equipment of Tenant in or about the Premises or the Office Complex, such statement shall be evidence that the increase in such rate is due to such activity or equipment and, as a result thereof, Tenant shall be liable for the amount of such increase. Tenant shall reimburse Landlord for such amount upon written demand from Landlord and such sum shall be considered additional rent payable hereunder.

13.2    Throughout the term of the Lease, Landlord shall insure the building, all Building Equipment, and other equipment, fixtures and systems therein belonging to or leased by Landlord against loss due to fire and other casualties included in broad form commercial property insurance policies in an amount equal to at least 90% of the replacement cost thereof (and, in any event, in an amount sufficient to avoid coinsurance), exclusive of architectural and engineering fees, excavations, footings and foundations, and with a deductible not exceeding $50,000 (or such greater deductible as may be commercially customary from time to time for the owners of comparable buildings). Landlord’s commercial property insurance policy shall contain a waiver of the insurer’s right of subrogation against Tenant. In addition, Landlord shall at all times maintain comprehensive general liability insurance (with contractual liability coverage) in an amount not less than $25,000,000. The insurers under all such policies shall agree that they will not cancel, modify, terminate or fail to renew such policies without endeavoring to provide Tenant with at least thirty (30) days’ prior written notice.

13.3    Tenant has advised Landlord that, as an agency of the U. S. Government, Tenant self-insures for all purposes. In the event such policy of self-insurance is modified in the future to permit Tenant to purchase commercial insurance and Tenant elects to do so, or in the event this Lease is assigned or sublet to an entity that does not self-insure, it is understood and agreed that Landlord may require Tenant or such assignee or subtenant to comply with the insurance coverage requirements generally imposed on tenants of the Office Complex. Tenant shall promptly notify Landlord of any change in its self-insurance policies.

13.4    Any other provision of this Lease to the contrary notwithstanding, Tenant, for itself and its insurer (if any), hereby waives and releases Landlord from any and all liabilities, claims and losses for which Landlord is or may be held liable to the extent Tenant would have received insurance proceeds on account thereof if Tenant had maintained all risks fire and casualty insurance with full replacement cost coverage upon all of its property within the Premises and commercial general liability insurance for injury to persons and damage to property. Any other provision of this Lease to the contrary notwithstanding, Landlord, for itself and its insurer, hereby waives and releases Tenant from any and all liabilities, claims and losses for which Tenant is or may be held liable to the extent Landlord either is required to maintain insurance pursuant to this Article, XIII or receives insurance proceeds on account thereof. The foregoing notwithstanding, nothing in this Lease shall be deemed to release any party hereto from liability for its gross negligence or willful misconduct.

ARTICLE XIV
SERVICES AND UTILITIES

14.1    Landlord shall furnish to the Premises ventilation, air conditioning and heat, electricity, water, elevator service, and char and janitorial service in the manner set forth in Exhibit F attached hereto. The services and utilities required to be furnished by Landlord, other than electricity and water, will be provided only during the normal hours of operation of the building (as set forth in such Exhibit), except as otherwise specified herein. It is agreed that if Tenant requires air conditioning or heat beyond the normal hours of operation set forth herein, Landlord will furnish such air conditioning or heat, provided Tenant gives Landlord’s agent notice of such requirement by noon on any business day for after-hours service that same day or by noon on the immediately preceding business day for service on a Saturday, Sunday or holiday, and Tenant agrees to pay for the cost of such extra service in accordance with Landlord’s then current schedule of costs and assessments for such extra service. The cost of after-hours air conditioning and heat during the first Lease Year shall be Eighty Dollars ($80.00) per hour per floor, and shall not thereafter be increased to exceed at any time the actual utility charges and administrative costs incurred by Landlord for such usage. Landlord agrees to provide an access control system in the building, which shall permit Tenant to have access to the Premises on a twenty-four (24) hour, seven-days-a-week basis. Such access control system shall be subject to the reasonable approval of Tenant. Landlord also agrees to provide a building attendant in the lobby of the building during normal business hours and a security guard after normal business hours while the janitorial staff is present in the building.

14.2    Except as otherwise provided in this Section 14.2, it is understood and agreed that Landlord shall have no liability to Tenant whatsoever as a result of Landlord’s non-willful failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder, whether resulting from breakdown, removal from service for maintenance or repairs, strikes, scarcity of labor or materials, acts of God, governmental requirements or from any other cause whatsoever. Except as otherwise provided in this Section l4.2, or in General Clause 14 or Section 28.20, it is further agreed that any such failure or inability to furnish the utilities or services required hereunder shall not be considered an eviction, actual or constructive, of Tenant from the Premises, and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder. The foregoing notwithstanding, (i) if such failure or inability to furnish any of the utilities or services required to be furnished by Landlord hereunder (including, but not limited to, all electricity and water) is within Landlord’s reasonable control to remedy or correct then Landlord shall proceed immediately and diligently to remedy or correct such situation and, except for an initial period not to exceed thirty (30) days in case the parts or equipment needed to effect such remedy or cure are not available (including by air shipment, special manufacture or otherwise), all rent shall abate hereunder with respect to any portion of the Premises rendered untenantable thereby, (ii) if such failure or inability to furnish any of such utilities or services is not within Landlord’s reasonable control to remedy or correct then all rent shall abate hereunder with respect to any portion of the Premises rendered untenantable thereby (except that Tenant agrees to waive such abatement to the extent that the same is not or would not be reimbursable or otherwise compensable to Landlord through or under any policy or policies of insurance, including any policies required to be maintained hereunder), and (iii) unless such failure or inability is remedied or cured within one hundred twenty (120) days following the commencement thereof (and without regard to Section 28.18) then Tenant shall have the right to terminate this Lease at any time thereafter before such failure is remedied, effective upon not less than thirty (30), nor more than two hundred seventy (270), days prior written notice.

14.3    The parties hereto agree to comply with all mandatory and voluntary energy conservation controls and requirements applicable to office buildings that are imposed or instituted by the Federal or District of Columbia governments, including, without limitation, controls on the permitted range of temperature settings in office buildings, and requirements necessitating curtailment of the volume of energy consumption or the hours of operation of the building. Any terms or conditions of this Lease that conflict or interfere with compliance with such controls or requirements shall be suspended for the duration of such controls, or requirements. It is further agreed that compliance with such controls or requirements shall not be considered an eviction, actual or constructive, of the Tenant from the Premises and shall not entitle Tenant to terminate this Lease or to an abatement of any rent payable hereunder.

14.4    Upon Tenant’s request, Landlord shall permit Tenant to equip the building for the reception of C-Span and other satellite or cable television programming. Such permission may be withdrawn, however, if Landlord determines that the equipment necessary to permit such reception would materially and adversely interfere with other building facilities or services or would materially detract from the appearance of the building. With the prior reasonable written approval of Landlord, and subject to compliance with all applicable governmental requirements, Landlord will permit Tenant to install roof antennas, a satellite dish and other equipment appropriate or necessary for Tenant’s operation of a telecommunications facility. Tenant shall be responsible for obtaining all necessary governmental permits and approvals for the installation of such equipment upon the building. Landlord agrees to cooperate with Tenant in obtaining any such permits. The equipment necessary to permit such reception shall be installed, maintained and removed at Tenant’s expense (except that the cost of removal shall not be borne by Tenant if Tenant elects to abandon the same and Landlord thereupon elects to retain such equipment in place beyond the expiration or termination of this Lease), and Tenant shall pay all subscription fees, usage charges, and hookup and disconnection fees associated with Tenant’s use thereof.

ARTICLE XV
LIABILITY OF LANDLORD

15.1    Except as otherwise provided herein, Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests for any damage, injury, loss, compensation or claim, including but not limited to claims for the interruption of or loss to Tenant’s business, based on, arising out of or resulting from any cause whatsoever, including but not limited to the following: repairs to any portion of the Premises or the Office Complex; interruption in the use of the Premises (except as provided in Articles XIV and XVII); any accident or damage resulting from the use or operation (by Landlord, Tenant or any other person or persons) of elevators, or of the heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Premises or the building; any fire, robbery, theft, mysterious disappearance and/or any other casualty; the actions of any other tenants of the Office Complex or of any other person or persons: and any leakage in any part of portion of the Premises or the Office Complex, or from water, rain or snow that may leak into, or flow from, any part of the Premises or the Office Complex, or from drains, pipes or plumbing fixtures in the Office Complex. Any goods, property or personal effects stored or placed by the Tenant or its employees in or about the Premises or Office Complex shall be at the sole risk of the Tenant, and Landlord shall not in any manner be held responsible therefor. It is understood that the employees of the Landlord are prohibited from receiving any packages or other articles delivered to the Office Complex for Tenant, and if any such employee receives any such package or articles, such employee shall be acting as the agent of the Tenant for such purposes and not as the agent of Landlord. Notwithstanding the foregoing provisions of this Section 15.1, but subject to Section 13.4, Landlord shall not be released from liability to Tenant for any damage or injury caused by the negligence or willful misconduct of Landlord; provided, however, that in no event shall Landlord have any liability to Tenant for any claims based on the interruption of or loss to Tenant’s business.

15.2    [Intentionally Omitted.]

15.3    In the event that at any time Landlord shall sell or transfer the building, provided the purchaser or transferee assumes the obligations of the Landlord hereunder, the Landlord named herein shall not be liable to Tenant for any obligations or liabilities based on or arising out of events or conditions occurring after the date Landlord notifies Tenant in writing of the effectuation of such sale or transfer, but shall remain liable for any obligations or liabilities based on or arising out of events or conditions occurring on or before the effective date of such sale or transfer (which liability shall be joint and several with the purchaser, except in the case of third-party tort claims). Furthermore, Tenant agrees to attorn to any such purchaser or transferee upon all the terms and conditions of this Lease.

15.4    Subject to General Clause 14 and Section 28.20, in the event that at any time during the Lease Term Tenant shall have a claim against Landlord, Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any rent or other sums payable to Landlord hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to institute an independent action against Landlord.

15.5    Tenant agrees that in the event Tenant is awarded a money judgment against Landlord, Tenant’s sole recourse for satisfaction of such judgment shall be limited to execution against the estate and interest of Landlord in the building. In no event shall any other assets of Landlord, any partner or employee of Landlord or any other person or entity be available to satisfy or be subject to, such judgment, nor shall any partner of Landlord or any other person or entity be held to have any personal liability of or satisfaction of any claims or judgments that Tenant may have against Landlord or any partner of Landlord in such partner’s capacity as partner of Landlord. Notwithstanding the foregoing, it is agreed that Landlord and its general partners (including, indirectly, those individuals named in Section 23.3) shall be personally liable for any liquidated damages that become due to Tenant pursuant to Section 2.4 hereof.

ARTICLE XVI
RULES AND REGULATIONS

16.1    Tenant and its agents, employees, invitees, licensees, customers, clients, family members, guests and permitted subtenants shall at all times abide by and observe the rules and regulations attached hereto as Exhibit C. In addition, Tenant and its agents, employees, invitees, licensees, customers, clients, family members, guests and permitted subtenants shall abide by and observe all other reasonable rules or regulations that Landlord may promulgate from time to time for the operation and maintenance of the building, provided that notice thereof is given to Tenant and such rules and regulations are not inconsistent with the provisions of this Lease. If there is any inconsistency between this Lease and the Rules and Regulations set forth in Exhibit C, this Lease shall govern. Landlord agrees that it will not apply or enforce the Rules and Regulations in an arbitrary or discriminatory manner.

ARTICLE XVII
DAMAGE OR DESTRUCTION

17.1    If, during the Lease Term, the Premises or the building are totally or partially damaged or destroyed from any cause, thereby rendering the Premises totally or partially inaccessible or unusable, Landlord shall diligently (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved) restore and repair the Premises and the building to substantially the same condition they were in prior to such damage; provided, however, if, in the reasonable judgment of the Contracting Officer, the repairs and restoration cannot be completed within two hundred seventy (270) days after the occurrence of such damage, Landlord and Tenant each shall have the right, at its respective sole option, to terminate this Lease by giving written notice of termination to the other within forty-five (45) days after the occurrence of such damage.

17.2    Notwithstanding the foregoing, if the act or omission of Tenant, or any of its employees, agents, licensees, subtenants or guests, shall have caused the damage or destruction, then Tenant shall not have the right to terminate this Lease unless the period for repair and restoration, as determined in the reasonable judgment of the Contracting Officer, exceeds three hundred sixty-five (365) days.

17.3    If this Lease is terminated pursuant to Section 17.1 or Section 17.2 above, all rent payable hereunder shall be apportioned and paid to the date of the occurrence of such damage, and Tenant shall have no further rights or remedies against Landlord pursuant to this Lease or otherwise. If this Lease is not terminated as a result of such damage, until the repair and restoration of the Premises is completed Tenant shall be required to pay base rent and additional rent only for that part of the Premises that Tenant is able to use while repairs are being made, based on the ratio that the amount of usable rentable area bears to the total rentable area of the Premises; provided, however, that if such damage was caused by the negligence or misconduct of Tenant, or any of its employees, agents, licensees,. subtenants or guests, then rent shall be abated only to the extent that Landlord is entitled to be compensated for such abatement in the form of proceeds under rent loss insurance coverage (without regard to any default by Landlord or any waiver of such coverage by Landlord under the policy providing such coverage). Landlord shall bear the costs and expenses of repairing and restoring the Premises, except that if such damage or destruction was caused by the negligence or misconduct of Tenant, or any of its employees, agents, licensees, subtenants or guests, upon written demand from Landlord, Tenant shall pay to Landlord the amount by which such costs and expenses exceed the insurance proceeds, if any, which Landlord would be entitled to receive from the insurance policies required of it to be maintained hereunder (and without regard to any default by Landlord under any such policy).

17.4    If Landlord repairs and restores the Premises as provided in Section 17.1, Landlord shall not be required to repair or restore any decorations, alterations or improvements to the Premises that are Tenant’s obligation to maintain pursuant to the terms of Article VIII hereof, or any trade fixtures, furnishings, equipment or personal property belonging to Tenant. It shall be Tenant’s sole responsibility to repair and restore all such items.

ARTICLE XVIII
CONDEMNATION

18.1    If the whole or a substantial part (as hereinafter defined) of the building or the Premises, or the use or occupancy of the Premises, shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), then this Lease shall terminate on the date title thereto vests in such governmental or quasigovernmental authority, and all rent payable hereunder shall be apportioned as of such date. If less than a substantial part of the Premises, or the use of occupancy thereof, is taken or condemned by any governmental or quasigovernmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), this Lease shall continue in full force and effect, but the base rent and additional rent thereafter payable hereunder shall be equitably adjusted (on the basis of the ratio of the number of square feet of usable area taken to the total usable area of the Premises prior to such taking) as of the date title vests in the governmental or quasigovernmental authority. For purposes of this Section 18.1, a substantial part of the building or the Premises shall be considered to have been taken if more than one-third (l/3) of the building or the Premises is rendered unusable as a result of such taking or if, pursuant to General Clause 4, Tenant determines that the Premises are untenantable.

18.2    All awards, damages and other compensation paid by the condemning authority on account of such taking or condemnation (or sale under threat of such a taking) shall belong to Landlord, and, Tenant hereby assigns to Landlord all rights to such awards, damages and compensation. Tenant agrees not to make any claim against Landlord or the condemning authority for any portion of such award or compensation attributable to damages to the Premises, the value of the unexpired term of this Lease, the loss of profits or goodwill, leasehold improvements or severance damages. Nothing contained herein, however, shall prevent Tenant from pursuing a separate claim against the condemning authority for the value of furnishings, equipment and trade fixtures installed in the Premises at Tenant’s expense and for relocation expenses, provided that such claim does not in any way diminish the award or compensation payable to or recoverable by Landlord in connection with such taking or condemnation.

18.3    The foregoing notwithstanding, Landlord agrees to give Tenant written notice promptly upon becoming aware of any actual or threatened condemnation, taking or similar occurrence and Landlord further agrees not to settle or compromise (or to otherwise agree to a sale in lieu of such taking) if, at least ten (10) days prior to the date set for the final hearing or court appearance with respect to such condemnation, taking or other occurrence, Tenant shall agree to condemn or take the portion of the building or land so affected, whereupon Tenant agrees to sell the building back to Landlord and Landlord agrees to reacquire same from Tenant at the same price paid by Tenant to Landlord therefor; the party requesting such taking and resale shall bear the administrative or transactional costs (including transfer and/or recordation taxes) incurred by Landlord and Tenant in connection therewith.

ARTICLE XIX
DEFAULT BY TENANT

19.1    The occurrence of any of the following shall constitute a Default by Tenant under this Lease:

(a)    If Tenant shall fail to pay any installment of base rent or additional rent when due, or shall fail to pay when due any other payment required by this Lease, and such failure shall continue uncured for a period of ten (10) days after Landlord notifies Tenant in writing of such failure.

(b)    If Tenant shall violate or fail to perform any other term, condition, covenant or agreement to be performed or observed by Tenant under this Lease, and such violation or failure shall continue uncured for a period of thirty (30) days after Landlord notifies Tenant in writing of such violation or failure. If such violation or failure is not capable of being cured within such thirty (30) day period, Tenant shall not be deemed to be in default hereunder if Tenant commences curative action within such thirty (30) day period and proceeds diligently thereafter to cure such violation or failure.

(c)    If Tenant shall abandon the Premises (i. e., vacate with an expressed written intention not to fulfill its future obligations under this Lease).

(d)    An Event of Bankruptcy as defined in Section 20.2 (if this Lease has been assigned to a nongovernmental entity).

19.2    If Tenant shall be in Default under this Lease, Landlord shall have the right, at its sole option, to terminate this Lease. With or without terminating this Lease, Landlord may reenter and take possession of the Premises and the provisions of this Article. XIX shall operate as a notice to quit, any other notice to quit or of Landlord’s intention to reenter the Premises being hereby expressly waived. If necessary, Landlord may proceed to recover possession of the Premises under and by virtue of the laws of the District of Columbia, or by such other proceedings, including reentry and possession, as may be applicable. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, however, to the right of Landlord to recover from Tenant all rent and other sums due under this Lease. If this Lease is terminated by reason of Tenant’s Default, Landlord agrees to use reasonable efforts to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances and, if the full rental provided herein plus the costs, expenses and damages hereafter described shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in base rent and additional rent, reasonable attorneys’ fees, brokerage fees, and the expenses of placing the Premises in first-class rentable condition. Provided Landlord has used reasonable efforts to relet the Premises and mitigate its damages, Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or any failure to collect any rent due or accrued upon such reletting after Default by Tenant. Landlord shall be entitled to endeavor to lease all other vacant space in the Office Complex and in any other buildings in the vicinity owned by Landlord (or any entity affiliated with Landlord) prior to making any effort to relet the Premises. Any damages or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or, at Landlord’s option, may be deferred until the expiration of the Lease Term, in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Lease Term. The provisions contained in this Section 19.2 shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease. Notwithstanding any other provision of this Lease, Landlord shall not be entitled to claim or recover from Tenant any consequential damages incurred by Landlord; however, the foregoing exclusion shall in no manner affect Landlord’s ability to claim and recover its actual damages resulting from a Default, including but not limited to deficiency in rent.

19.3    All rights and remedies of Landlord set forth herein are in addition to all other rights and remedies available to Landlord hereunder or at law or in equity. All rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any Default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any Default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any Default by Tenant, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver. Notwithstanding anything herein to the contrary, Landlord hereby waives any lien, right to distrain or similar lien or right, whether contractual, statutory or otherwise, and arising or which may arise with respect to any property of Tenant or anyone claiming by, through or under Tenant.

19.4    If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver .of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the installments of base rent, additional rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or other sums or to pursue any other remedy available to Landlord. No reentry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

19.5    If Tenant Defaults in the making of any payment or in the doing of any act herein required to be made or done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the rate per annum which is two percent (2%) higher than the publicly announced “prime rate” then being charged by The Riggs National Bank of Washington, D. C., from the date paid by Landlord to the date of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such Default by Tenant or prevent Landlord from pursuing, any remedy it is otherwise entitled to in connection with such default.

19.6    If Tenant fails to make any payment of base rent or of additional rent on or before the date such payment is due and payable, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such payment. In addition, such pay, payment shall bear interest at the rate per annum which is two percent (2%) higher than the publicly announced “prime rate” then being charged by The Riggs National Bank of Washington, D. C. from the date such payment became due to the date of payment thereof by Tenant; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such late charge and interest shall constitute additional rent due and payable hereunder with the next installment of base rent due hereunder. The provisions of Section 19.5 and this Section 19.6 shall be subject to the Prompt Payment Act and General Clause 22.

ARTICLE XX
BANKRUPTCY

20.1    The provisions of this Article XX shall not apply to the original Tenant hereunder or to any governmental entity to which this Lease may be assigned or to any subtenant, but shall apply to any nongovernmental entity to which this Lease may be assigned.

20.2    The following shall be Events of Bankruptcy under this Lease:

(a)    Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”), or under the insolvency laws of any state, district, commonwealth, or territory of the United States (the “Insolvency Laws”);

(b)    The appointment of a receiver or custodian (not discharged within sixty (60) days) for any or all of Tenant’s property or assets, or the institution of a foreclosure action upon any substantial part of Tenant’s real or personal property;

(c)    The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;

(d)    The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which either (i) is not dismissed within ninety (90) days of filing, or (ii) results in the issuance of an order for relief against the debtor; or

(e)    Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.

20.3    (a)    Upon occurrence of an Event of Bankruptcy, Landlord shall have all rights and remedies available to Landlord pursuant to Article XIX; provided that while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending and only for so long as Tenant or its Trustee in bankruptcy (hereinafter referred to as “Trustee”) is in compliance with the provisions of Sections 20.3(b), (c) and (d) below, Landlord shall not exercise its rights and remedies pursuant to Article XIX.

(b)    In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 20.3(a) shall be subject to the rights of Trustee to assume or assign this Lease. Trustee shall not have the right to assume or assign this Lease unless Trustee promptly (i) cures all defaults under this Lease, (ii)

compensates Landlord for monetary damages incurred as a result of such defaults, and (iii) provides adequate assurance of future performance on the part of Tenant as debtor in possession or on the part of the assignee tenant.

(c)    Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as used in Section 20.3(b) above, shall mean that all of the following minimum criteria must be met: (i) Tenant must pay its estimated pro rata share of the cost of all services provided by Landlord (whether directly or through agents or contractors and whether or not previously included as part of the annual base rent) in advance of the performance or provision of such services; (ii) Trustee must agree that Tenant’s business shall be conducted in a first-class manner and that no liquidating sales, auctions, or other non-first-class business operations shall be conducted on the Premises; (iii) Trustee must agree that the use of the Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; (iv) Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Office Complex; (v) Trustee must pay to Landlord at the time the next monthly installment of annual base rent is due under this Lease in addition to such installment of annual base rent, an amount equal to the monthly installments of annual base rent and additional rent due under this Lease for the next six (6) months under this Lease, said amount to be held by Landlord in escrow until either Trustee or Tenant defaults in its payment of rent or other obligations under this Lease (whereupon Landlord shall have the right to draw on such escrowed funds) or until the expiration of this Lease (whereupon the funds shall be returned to Trustee or Tenant); and (vi) Tenant or Trustee must agree to pay to Landlord at any time Landlord is authorized to and does draw on the escrow account the amount necessary to restore such escrow account to the original level required by Section 20.3(c)(v).

(d)    In the event Tenant is unable (i) to cure its defaults, (ii) to reimburse Landlord for its monetary damages, (iii) to pay the rent due under this, Lease and all other payments required of Tenant under this Lease on time (or within ten (10) days after written notice of the due date), or (iv) to meet the criteria and obligations imposed by Section 20.3(c) above, Tenant agrees in advance that it has not met its burden to provide adequate assurance of future performance and this Lease may be terminated by Landlord in accordance with Section 20.3(a) above.

ARTICLE XXI
SUBORDINATION

21.1    Subject to the next sentence, this Lease is subject and subordinate to the lien of any and all mortgages (which term “mortgages” shall include both construction and permanent financing and shall include deeds of trust and similar security instruments) which may now encumber the building, and to all and any renewals, extensions, modifications, recastings or refinancings thereof. Landlord shall obtain for Tenant a nondisturbance agreement in form reasonably acceptable to Tenant from the holder of any mortgage currently encumbering the building. Subject to compliance with the last sentence of this Section 21.1, this Lease shall also be made subject and subordinate to the lien of (i) any new first mortgage that hereafter may encumber the building, and (ii) any second or junior mortgages that may hereafter encumber the building, provided the holder of the first mortgage consents to such subordination. At any time after the execution of this Lease, the holder of any mortgage to which this Lease is subordinate shall have the right to declare this Lease to be superior to the lien of such mortgage and Tenant agrees to execute all documents reasonably required by such holder in confirmation thereof. Notwithstanding the above provisions hereof, the subordination of this Lease to any mortgage hereafter put in place encumbering or affecting the building, as provided above, is expressly subject to the condition precedent that the holder of any such mortgage shall execute a subordination, nondisturbance and attornment agreement with Tenant containing substantially the terms set forth in Exhibit G attached hereto.

21.2    Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage encumbering the building, provided the holder of the foreclosed mortgage had either entered into a nondisturbance agreement with Tenant or acknowledged in writing reasonably satisfactory to Tenant that this Lease was superior to its mortgage, Tenant shall attorn to the purchaser at such foreclosure sale, and shall recognize such purchaser as the landlord under this Lease, and Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event any such foreclosure proceeding is prosecuted or completed. Tenant agrees that upon such attornment, provided the holder of the foreclosed mortgage had either entered into a nondisturbance agreement with Tenant or acknowledged in writing reasonably satisfactory to Tenant that this Lease ‘was superior to its mortgage, such purchaser shall not be (a) bound by any payment of annual base rent or additional rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, but only to the extent such prepayments have been delivered to such purchaser, (b) bound by any amendment of this Lease made without the consent of any lender providing construction or permanent financing for the building, (c) liable for damages for any act or omission of any prior landlord, or (d) subject to any offsets or defenses which Tenant might have against any prior landlord except to the extent a successor landlord would have had liability under Section 15.3; provided, however, that after succeeding to Landlord’s interest under this Lease, such purchaser shall perform in accordance with the terms of this Lease all obligations of, Landlord arising after the date such purchaser acquires title to the building. Upon request by such purchaser, Tenant shall execute and deliver an instrument or instruments confirming its attornment.

21.3    (a)    After receiving notice from any person, firm or other entity that it holds a mortgage, deed of trust or ground lease on the building, or the land on which the building is situated, no notice from Tenant to Landlord alleging .any default by Landlord shall be effective unless and until a copy of the same is given to such holder, trustee or ground lessor; provided, however, that Tenant shall have been furnished with the name and address of such holder, trustee or ground lessor. The curing of any of Landlord’s defaults by such holder, trustee or ground lessor shall be treated as performance by Landlord.

(b)    Any such holder, trustee, or ground lessor shall have an additional thirty (30) days for the cure of any such default after Tenant reasonably determines that the period allowed to Landlord to cure such default has expired, and Tenant has so notified such holder, trustee or ground lessor.

ARTICLE XXII
HOLDING OVER

22.1    In the event that Tenant shall not immediately surrender the Premises on the date of the expiration of the Lease Term, Tenant shall become a tenant by the month at a base rent and additional rent equal to one hundred twenty-five percent (125%) of the fair market rental value of the Premises, as reasonably determined by Landlord and Tenant, and all additional rent provided under the terms of this Lease. Said monthly tenancy shall commence on the first day following the expiration of the Lease Term. As a monthly tenant, Tenant shall be subject to all the terms, conditions, covenants and agreements of this Lease. Tenant shall give to Landlord at least thirty (30) days written notice of any intention to quit the Premises, and Tenant shall be entitled to thirty (30) days written notice to quit the Premises, unless Tenant is in default hereunder, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Section 22.1, in the event that Tenant shall hold over after the expiration of the Lease Term, and if Landlord shall desire to regain possession of the Premises promptly at the expiration of the Lease Term, then at any time prior to Landlord’s acceptance of rent from Tenant as a monthly tenant hereunder, Landlord, at its option, may forthwith reenter and take possession of the Premises without process, or by any legal process in force in the District of Columbia.

ARTICLE XXIII
COVENANTS OF LANDLORD

23.1    Landlord covenants that it has the right to make this Lease for the term aforesaid, and that if Tenant shall pay all rent when due and punctually perform all the covenants, terms, conditions and agreements of this Lease to be performed by Tenant, Tenant shall, during the term of this Lease, freely, peaceably and quietly occupy and enjoy the full possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of Section 23.2 hereof. Tenant acknowledges and agrees that its leasehold estate in and to the Premises vests on the date this Lease is executed, notwithstanding that the term of this Lease will not commence until a future date.

23.2    Landlord hereby reserves to itself and its successors and assigns the following rights (all of which are hereby consented to by Tenant): (i) to change the street address or name of the Office Complex (provided that, if Tenant has already printed. stationery giving its address at the Premises, Landlord shall give Tenant at least sixty (60) days’ prior written notice of any such change in name or address and shall reimburse up to $10,000 in expenses incurred by Tenant to print new stationery and to notify persons with whom Tenant does business) or the arrangement or, location of entrances; passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Office Complex; (ii) to erect, use and maintain pipes and conduits in and through the walls and ceilings of the Premises (provided that the same is done upon reasonable prior notice to Tenant and at such time or times, and pursuant to such conditions, as Tenant may reasonably specify); (iii) to grant anyone the exclusive right to conduct any particular business or undertaking in the Office Complex (provided the same does not conflict or materially interfere with Tenant’s permitted use of the Premises); and (iv) to grant anyone the exclusive right to use any portion of the common or public areas in and about the Office Complex (provided the same does not conflict with or materially interfere with Tenant’s use of the Premises or general enjoyment of the common areas of the Office Complex). In addition, Landlord reserves to itself and its successors and assigns total dominion and control over the common and public areas in and about the Office Complex. Landlord may exercise any or all of the foregoing rights and authority without being deemed to be .guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or of Tenant’s use or occupancy of the Premises, provided Landlord takes all reasonable steps to minimize any interference with Tenant’s use of the Premises.

23.3    Landlord agrees that it will not, without Tenant’s prior written consent, sell or transfer its interest in the building or effect a change in the constituency of Landlord such that it is no longer controlled by Mortimer B. Zuckerman and/or Edward H. Linde or by one or more entities controlled by them, prior to the time at which construction of the building has been completed (including punch-list and long-lead items). Following completion of construction of the building, but subject to Section 15.3, Landlord’s right to sell the building or its” interest therein or to effect a change in the constituency of Landlord shall be unrestricted, and Tenant shall have no right of approval or disapproval with respect thereto. The restriction on transfer set forth in this Section 23.3 shall not apply to a sale pursuant to a bankruptcy or foreclosure proceeding.

ARTICLE XXIV
PARKING

24.1    During the Lease Term (except as set forth in Section 24.4 below), Tenant shall have the exclusive right (subject to Section 24.3 below) to utilize and operate the parking garage in the building. Tenant shall bear all costs of operating, maintaining, managing, insuring (or self-insuring), repairing and restriping the garage (other than for repair or maintenance of structural elements or electrical or mechanical systems). It is understood and agreed that Landlord assumes no responsibility for, and shall, not be held liable for, any damage or loss to any automobiles parked in the garage or to any personal property located therein, or for any injury sustained by any person in or about the garage, unless resulting from Landlord’s gross negligence or willful misconduct. Use of the garage shall be subject to all applicable laws and regulations. Tenant shall ensure that the garage is maintained and operated in a first-class manner, in keeping with the first-class nature of the Office Complex.

24.2    Upon Tenant’s request, Landlord agrees that it will employ a third party contractor to manage the garage. If Landlord employs a third party contractor to manage the garage, Tenant shall reimburse Landlord for all fees and charges incurred by Landlord to such contractor with respect to its management of the garage.

24.3    (a)    Tenant hereby agrees that it will permit Landlord or Landlord’s designees to use up to thirty (30) spaces in the garage (the “Allocated Spaces”) on an unreserved basis. For each Allocated Space, Landlord shall credit against the Base Rent an amount which shall equal $125 per month during the first Lease Year and which shall increase as of the first day of each Lease Year thereafter to equal 105% of the monthly credit in effect during the immediately preceding Lease Year. The sums payable by Tenant to Landlord pursuant to Section 24.1 and 24.2 above shall be reduced by the ratio of the number of Allocated Spaces to the total number of parking spaces in the garage. In the event Tenant at any time leases any of the usable area on the second (2nd) floor of the building, the number of Allocated Spaces shall thereupon be reduced in proportion to the percentage of the usable area on the second (2nd) floor thus leased by Tenant. In the event Landlord at any time recaptures any portion of the Premises pursuant to Section 7.3 hereof, the number of Allocated Spaces shall thereupon be increased by one (1) space for each 1,000 square feet of usable area recaptured by Landlord.

(b)    So long as Landlord is entitled to any Allocated Spaces hereunder, Tenant agrees that the following provisions shall apply:

(i)    The garage will be open Monday through Friday (excluding legal holidays) during at least the normal hours of operation of the Office Complex on such days. At all times when the garage is closed, permit holders shall be afforded access to the garage by means of a magnetic card or other procedure.

(ii)    Tenant shall not act arbitrarily or discriminatorily with respect to the users of the Allocated Spaces relative to the other individuals utilizing the parking garage. In the event Tenant elects to designate an area of the garage as the location of the Allocated Spaces, such area shall not contain a disproportionate number of the less desirable spaces in the garage, but may at Tenant’s option be grouped together with the spaces Tenant allocates to its subleased space.

24.4    If at any time Tenant has subleased or assigned fifty percent (50%) or more of the square feet of usable area of the Premises to an entity or entities other than an assignee, or subtenant of the type described in Section 7.6(a), the rights granted to Tenant pursuant to Sections 24.1, 24.2 and 24.3 shall, at Landlord’s option, be terminated. If Landlord thus terminates Tenant’s exclusive use and control of the garage, Landlord shall thereafter control the operation of the garage (and be required to maintain the same as if a common area pursuant to Section 8.1(a)), and Tenant shall be entitled to purchase one (1)

parking permit for each 1,000 square feet of usable area in the Premises, at prevailing market rates from time to time.

ARTICLE XXV
EXPANSION RIGHTS

25.1    Sometime between the first day in the eleventh (11th) Lease Year and the last day in the twelfth (12th) Lease Year, Tenant shall have the option (“ Expansion Option”) to lease the entire portion of the second (2nd) floor of the building not then being leased by Tenant (“Expansion Space”). The date on which the Expansion Space can be delivered to Tenant shall be specified by Landlord in a written notice furnished to Tenant no less than nine (9) months prior to such delivery date. Tenant shall exercise its option to lease .the Expansion Space by giving written notice to Landlord within thirty (30) days following its receipt of Landlord’s notice. If Tenant fails to exercise its option within such thirty (30) day period, Tenant’s right to lease the Expansion Space pursuant to this Section 25.1 shall irrevocably lapse. Upon delivery of the Expansion Space to Tenant, the Expansion Space shall become part of the Premises, subject to all the terms and conditions of this Lease. The base rent for the Expansion Space shall be ninety-five percent (95%) of the fair market rental value for such Expansion Space, determined in the manner set forth in Section 26.1 hereof.

25.2    If Tenant shall be in Default under this Lease on the date the notice is given to Tenant by Landlord or at any time thereafter prior to the date the Expansion Space is occupied by Tenant, then, at Landlord’s option, Tenant’s rights pursuant to Section 25.1 shall be of no force or effect during the pendancy of such Default.

25.3    Tenant’s rights under Section 25.1 may be exercised only by Tenant and shall not be exercisable by any assignee of Tenant, other than an assignee described in Section 7.6(a) hereof.

25.4    If at any time Tenant has subleased or assigned fifty percent (50%) or more of the square feet of usable area of the Premises to an entity or entities other than an assignee or subtenant of the types described in Section 7.6(a) and (b), then Tenant’s rights pursuant to Section 25.1 shall lapse and be of no further force or effect.

25.5    In the event any portion, of the Expansion Space becomes available for leasing (unless resulting from Tenant’s failure to exercise its option pursuant to Section 25.1), Tenant shall have a first right to negotiate to lease such portion of the Expansion Space, subject to the following terms and conditions:

(a)    At any time that Landlord becomes aware that any portion of the Expansion Space is becoming available for leasing (unless resulting from Tenant’s failure to exercise its option pursuant to Section 25.1), and Landlord is about to commence actively marketing such space to the general public, Landlord will give Tenant notice that such Expansion Space will be becoming available, which notice will set forth the terms and conditions under which such space is to be offered to the general public.

(b)    Tenant shall have a period of ten (10) days following receipt of such notice to notify Landlord in writing that Tenant desires to lease the Expansion Space described in Landlord’s notice. If Tenant timely notifies Landlord that Tenant desires to lease such space, Tenant shall have twenty (20) days following its delivery of such notice to Landlord in which to negotiate with Landlord regarding the base rent and buildout allowance for such space. Such negotiations shall be carried out in good faith by both Landlord and Tenant in an effort to determine a base rent and buildout allowance for such space which are reasonably reflective of market conditions at the time of such negotiations. If during such twenty (20) day period the parties are unable, for any reason whatsoever, to agree upon the base rent and buildout allowance for such space, then Tenant’s rights with respect to that particular offer of Expansion Space pursuant to this Section shall lapse and be of no further force or effect; provided, however, that unless Landlord shall, within one hundred eighty (180) days after the expiration of such twenty (20) day period, have entered into a fully-executed lease for such space on terms not substantially less favorable to Landlord than Landlord’s final and best offer made to Tenant, then such right shall arise again. If during such twenty (20) day period the parties agree on the base rent and buildout allowance for such space, then they shall promptly execute such lease. Any lease of the Expansion Space by Tenant shall be coterminous with this Lease.

(c)    If Tenant shall be in Default under this Lease on the date notice is given to Tenant by Landlord or at any time thereafter prior to the date Expansion Space is occupied by Tenant, then, at Landlord’s option, Tenant’s rights pursuant to this Section 25.5 shall be of no force and effect during the pendency of such Default.

(d)    Tenant shall have no rights under this Section 25.5 with respect to the Expansion Space unless and until such Expansion Space has been leased by Landlord to an initial tenant, or until the second (2nd) anniversary of the Lease Commencement Date, whichever is earlier.

(e)    Tenant’s rights under this Section 25.5 are subject to (1) Landlord’s right or obligation to continue to lease Expansion Space to the then-current tenant of such space beyond the expiration date of the lease term of such tenant’s lease, and (2) the expansion rights of other tenants of the Building (whether now in effect or hereafter granted to such tenants in their leases as originally executed).

(f)    Tenant’s rights under this Section 25.5 inlay be exercised only by Tenant and shall not be exercisable by an assignee of Tenant, other than an assignee described in Section 7.6(a) hereof.

(g)    If at any time Tenant has subleased or assigned fifty percent (50%) or more of the square feet of usable area of the Premises to an entity or entities other than an assignee or subtenant of the types described in Section 7.6(a) and (b), then Tenant’s rights pursuant to this Section 25.5 shall lapse and be of no further force or effect.

ARTICLE XXVI
RIGHTS OF RENEWAL

26.1    Landlord hereby grants to Tenant the conditional right, exercisable at Tenant’s option, to renew the term of this Lease for two (2) successive terms of five (5) years each. If exercised and if the conditions applicable thereto have been satisfied, the first such renewal term (the “First Renewal Term”) shall commence immediately following the end of the initial term provided in Section 2.1 of this Lease, and the second renewal term (the “Second Renewal Term”) shall commence immediately following the end of the First Renewal Term. The rights of renewal herein granted to Tenant shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

(a)    Tenant shall exercise its right of renewal with respect to each renewal term by giving Landlord written notice of the exercise thereof (the “renewal option notice”) not later than twelve (12) months and not earlier than eighteen (18) months prior to the expiration of the then-current term of this Lease. In the event the renewal option notice is not given timely, Tenant’s right of renewal with respect to such renewal term shall lapse and be of no further force or effect. Notwithstanding the foregoing, Tenant’s right of renewal shall not expire until and unless Landlord shall have given Tenant at least fifteen (15) days’ prior written notice of such impending expiration. If Tenant is in Default under this Lease on the date the renewal option notice is given or any time thereafter on or before the commencement date of such renewal term, then, at Landlord’s option, the renewal option notice shall be totally ineffective and Tenant’s right of renewal as to such renewal term shall lapse and be of no further force or effect.

(b)    Promptly following Landlord’s timely receipt of the renewal option notice for each renewal term, Landlord and Tenant shall commence negotiations concerning the amount of annual base rent and additional rent which shall be payable during each year of such renewal term. The base rent during the First Renewal Term shall be ninety-five percent (95%) of the fair market rental value of the Premises, and the base rent during the Second Renewal Term shall be ninety percent (90%) of the fair. market rental value of the Premises. The parties shall have sixty (60) days after Landlord’s receipt of the renewal option notice in which to agree on the base rent and additional rent which shall be payable during each year of such renewal term. Among the factors to be considered by the parties during such negotiations shall be the general office rental market in the Capitol Hill/Southwest Area of Washington, D.C. and the rental rates then being quoted by Landlord to prospective tenants for comparable office space in the Office Complex and in other buildings owned by Landlord or by entities affiliated with Landlord in the Capitol Hill/Southwest Area. In no event, however, shall the sum of the base rent and additional rent payable during each year of any renewal term be less than the sum of the base rent and additional rent in effect under this Lease during the Lease Year immediately preceding the commencement of such renewal term. If the parties agree on the base rent and additional rent payable during each year of such renewal term, they shall promptly execute an amendment to this Lease stating the rent so agreed upon. If, during such sixty (60) day period, the parties are unable to agree on the base rent and additional rent payable during such renewal term, the parties each shall appoint an appraiser who shall be a member of .the Washington, D. C. Association of Realtors who is knowledgeable in office rentals in the Capitol Hill/ Southwest Area market. The two (2) appraisers shall together appoint a third appraiser with the same qualifications. The three appraisers then shall each determine within thirty (30) days the then fair market value rental rate for the Premises. The average of the three figures arrived at by the appraisers shall be used as the basis for determining the annual base rent for such renewal term, which in no event shall be less than the minimums specified in this Section 26.1(b); provided, however, that if any appraiser’s estimate is either (a) less than ninety percent (90%) of the average figure, or (b) more than one hundred ten percent (110%) of such average, then the figure used as the basis for determining the annual base rent will be the average of the remaining figures falling within such a range of percentages: ‘ provided, however, that if none of the appraisals fall within such range, then Landlord and Tenant shall expand the definition of the Capitol Hill/Southwest Area, or otherwise agree upon a different method for determining the base rent. It is understood that the appraisers also shall agree on a formula for additional rent. If they cannot agree on such a formula by the time the annual base rent is determined, the formula for additional rent in this Lease shall continue to be used. It is agreed that no delay in arriving at the appraised fair market rental value of the Premises beyond the time periods set forth in this Section 26.1(b), unless resulting from Tenant’s failure timely to appoint an appraiser or the failure of, Tenant’s appraiser timely to report its appraisal, shall revoke or otherwise affect Tenant’s right to renew the term of this Lease as set forth above. Landlord and Tenant shall each bear the cost of its appraiser and shall share equally the cost of the third appraiser. As used herein, the term “Capitol Hill/Southwest Area” shall mean the area bounded by the Southwest Freeway on the south, 2nd Street, S.W., on the east, Constitution Avenue, on the north, and 10th Street, N. W., on the west.

(c)    During each renewal term, all the terms, conditions, covenants and agreements set forth in this Lease shall continue to apply and be binding upon Landlord and Tenant, except that (i) the base rent and additional rent payable during each year of each renewal term shall be the amount agreed upon by ‘Landlord and Tenant in the manner provided in Section 26.1(b) above, and (ii) in no event shall Tenant have the right to renew the term of this Lease beyond the expiration of the Second Renewal Term.

(d)    In the event that” Tenant’s right of renewal with respect to the First Renewal Term shall lapse for any reason, Tenant’s right of renewal with respect to the Second Renewal Term shall similarly lapse and be of no further force or effect.

(e)    Tenant’s rights under this Section may be exercised only by Tenant and shall not be exercisable by any assignee of Tenant, other than an assignee described in Section 7.6(a) hereof.

(f)    If at any time Tenant has subleased or assigned fifty percent (50%) or more of the square feet of usable area of the Premises to an entity or entities other than an assignee or subtenant of the types described in Section 7.6(a) and (b), then Tenant’s rights pursuant to this Section shall lapse and be of no further force or effect.

ARTICLE XXVII
OFFICE COMPLEX ENVIRONMENT

27.1    In leasing the retail portions of the Office Complex, Landlord agrees to include among the tenants in such areas retail users (including, without limitation, banks, restaurants, and delicatessens) that would be viewed by Tenant as amenities to the Office Complex. Promptly after the date of this Lease, Landlord and Tenant shall agree upon a list of retail uses that Tenant acknowledges as being such amenities (“Approved Retail Uses”). Tenant agrees that, at Landlord’s request, Tenant will from time to time consider (in the exercise of its reasonable judgment) adding additional uses to the list of Approved Retail Uses. Landlord agrees to designate, subject to Tenant’s reasonable approval, an area of no less than ten thousand (10,000) rentable square feet in the retail portion of the Office Complex (the “Amenity Area”) which shall not initially be leased for any purposes other than Approved Retail Uses. Each initial lease of space in the Amenity Area shall be for a term of at least five (5) years. If any portion of the Amenity Area becomes available for leasing following the initial leasing thereof, Landlord agrees to use its best efforts to lease such space for an Approved Retail Use, provided such a lease can be consummated on terms Landlord (in its reasonable judgment) deems commercially acceptable. In the event Landlord is not able, within twenty-four (24) months after such space is put on the market, to consummate a lease (following the initial tenancy) for an Approved Retail Use on commercially acceptable terms, then Landlord may lease such portion of the Amenity Area to any retail user, or, if no retail user offering commercially acceptable terms (in Landlord’s reasonable judgment) is found within such twenty-four (24) month period, to any office user. Except as set forth above, it is expressly agreed and understood that Tenant shall have no right to review, approve or designate tenants for any portion of the retail areas of the Office Complex.

27.2    Landlord agrees to expend up to Seventy-Five Thousand Dollars ($75,000) for the purpose of improving the environment immediately adjacent to the Office Complex. Landlord’s efforts shall include all of the following: (i) refinishing those portions of the two railroad bridges spanning Second and Third Streets, S.W. adjoining the public walkways; (ii) installing lighting under the above-described railroad bridges; (iii) cleaning and/or upgrading the appearance of the adjacent power substation; and (iv) landscaping the approach to the Office Complex from the Federal Center Metrorail station. Landlord’s performance of any of the foregoing actions shall be subject to Landlord’s ability to obtain any necessary permits or approvals, including the consent of any landowner on whose property such work is to be performed. In the event Landlord, after using its best efforts, is unable to obtain .any consent necessary to perform the work described above, Landlord shall pay to Tenant the $75,000 sum described above (or such portion thereof as Landlord has not expended in actually performing the obligations described in this Section 27.2). Tenant shall then use its best efforts to obtain the necessary consent(s), and, if it is successful in obtaining such consent(s), shall use the funds furnished by Landlord to perform the work described in this Section 27.2. If Tenant, after using its best efforts, is unable to obtain the necessary consent(s) to perform such work, Tenant may retain the funds furnished by Landlord. Landlord shall use reasonable efforts to enter into arrangements for the periodic maintenance and renewal of the work required to be performed by Landlord pursuant to this Section 27.2, and the cost of such maintenance and renewal shall be prorated among the rentable area of the Office Complex and reimbursed to Landlord by the tenants therein (including Tenant).

27.3    Landlord shall have the obligation to cause a first-class, permanent and fully equipped (including separate men’s and women’s showers) fitness center to be located in the Office Complex. Such fitness center may be installed and operated either by Landlord, by a licensee or concessionaire of Landlord, or by a commercial operator that leases the space occupied by the fitness center. Landlord shall ensure that the fitness center is made available for use by Tenant’s employees, upon payment, by Tenant or by the individual users, of the applicable membership and/or user fees. In the event such fitness center has not been completed within twelve (12) months following the Lease Commencement Date, Landlord shall pay to Tenant, monthly in advance, until the fitness center has been completed and is available for use by Tenant, the sum of $2,500, which Tenant may apply toward the cost (at Tenant’s option) either of equipping the Premises with fitness equipment or of purchasing memberships for Tenant’s employees at commercial fitness centers.

ARTICLE XXVIII
GENERAL PROVISIONS

28.1    Tenant acknowledges that, neither Landlord nor any broker, agent or employee of Landlord has made any representations or promises with respect to the Premises or the Office Complex except as herein (or in the Exhibits attached hereto or in the General Clauses expressly made a part hereof) expressly set forth, and no rights, privileges, easements or licenses are being acquired by Tenant except as herein expressly set forth.

28.2    Nothing contained in this Lease shall be construed as creating a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of landlord and tenant.

28.3    Landlord and Tenant each represents and warrants to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Lease. Tenant employed Cushman & Wakefield to perform certain specified consulting services pursuant to a fixed fee contract which imposes criminal liability for seeking or arranging for any further compensation (including, but not limited to, commissions). Tenant has paid the entire fee due under such contract. Each party shall indemnify and hold the other harmless from and against any claim or claims for brokerage or other commissions asserted by any other broker, agent or finder engaged by such indemnifying party or with whom such indemnifying party has dealt in connection with this Lease.

28.4    Tenant agrees, at any time and from time to time, upon not less than fifteen (15) business days prior written notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing: (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as. modified and stating the modifications); (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant; (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any covenant, .agreement or condition contained in this Lease, and if so, specifying the nature of such default; (iv) stating the address to which notices to Tenant are to be sent; and (v) stating such other information as Landlord may reasonably request. Any such statement delivered by Tenant may be relied upon by any owner of the building or the land upon which it is situated, any prospective purchaser of the building or the land, any mortgagee or prospective mortgagee of the building or such land or of Landlord’s interest therein, or any prospective assignee of any such mortgagee.

28.5    Landlord and Tenant each hereby waives trial by jury in any action, proceeding or counterclaim brought by either of them against the other in connection with any matter arising out of or in any way connected with this Lease, the relationship of landlord and tenant hereunder, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage.

28.6    All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), or if sent by certified or registered mail, return receipt requested, postage prepaid, or by other commercial courier against receipt, to the following addresses: (i) if to Landlord at Boston Properties, 500 E Street, S.W., Washington, D.C. 20024, with a copy to Boston Properties, 8 Arlington Street, Boston, Massachusetts 02116; (ii) if to Tenant, at the Premises (to the attention of the Real

Property Management Division, with a copy to the General Counsel), except that prior to the Lease Commencement Date, notices to the Tenant shall be sent to such address as Tenant shall designate and inform Landlord. Either party may change its address for the giving of notices by notice given in accordance with this Section. Notices shall be effective upon receipt.

28.7    If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

28.8    Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution.

28.9    The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, successors and assigns, subject to the provisions hereof restricting assignment or subletting by Tenant.

28.10  This Lease (including the Exhibits hereto and the General Clauses expressly made a part hereof) contains and embodies the entire agreement of the parties hereto and supersedes all prior agreements, negotiations and discussions between the parties hereto. Any representation, inducement or agreement that is not contained in this Lease shall not be of any force or effect. This Lease may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by both parties hereto.

28.11  This Lease shall be governed by and construed in accordance with the laws of the District of Columbia and of the United States of America.

28.12  Article and section headings are used herein for the convenience of reference and shall not be considered when construing or interpreting this Lease.

28.13  The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

28.14  Time is of the essence of each provision of this Lease.

28.15   This Lease shall not be recorded, except that upon the request of either party, the parties agree to .execute, in recordable form, a short-form memorandum of this Lease, provided that such memorandum shall not contain any of the specific rental terms set forth herein. Such memorandum may be recorded in the land records of the District of Columbia and the party desiring such recordation shall pay all recordation costs.

28.16  Any additional rent owed by Tenant to Landlord, and any cost, expense, damage, or liability shall be paid by Tenant to Landlord no later than the later of (i) twenty (20) days after the date Landlord notifies Tenant of the amount of such additional rent or such cost, expense, damage or liability, or (ii) the day the next monthly installment of base rent is due. If any payment hereunder is due after the end of the Lease Term, such additional rent or such cost, expense, damage or liability shall be paid by Tenant to Landlord not later than twenty (20) days after Landlord notifies Tenant of the amount of such additional rent or such cost, expense, damage or liability.

28.17  All of Landlord’s and Tenant’s duties and obligations hereunder, including but not limited to duties and obligations to pay or refund base rent, additional rent and the costs, expenses, damages and liabilities incurred by either party for which the other is liable, shall survive the termination of this Lease for any reason whatsoever.

28.18  In the event Landlord or Tenant is in any way delayed, interrupted or prevented from performing any of its obligations under this Lease (other than any monetary obligation), and such delay, interruption or prevention is due to fire, act of God, governmental act, strike, labor dispute, inability to procure materials, or any other cause beyond Landlord’s or Tenant’s (as the case may be) reasonable control (whether similar or dissimilar to the above-listed causes), then Landlord or Tenant (as the case may be) shall be excused from performing the affected obligations for the period of such delay, interruption or prevention. The party claiming excuse from or extension of performance pursuant to this Section shall give the other party written notice of the nature of the delaying condition and the period of delay resulting therefrom within thirty (30) days after the period of such delay is known, and shall furnish to the other party such documentation of the delaying condition as may reasonably be required.

28.19  The ownership structure of the original Landlord hereunder is set forth in Exhibit H attached hereto.

28.20  Tenant agrees that it will not exercise its self-help remedies under General Clause 14 unless Landlord has failed to commence to perform an obligation undertaken by Landlord pursuant to this Lease within thirty (30) days after written notice from Tenant that such obligation has not been performed, or if, in Tenant’s reasonable judgment, Landlord fails thereafter diligently to pursue such performance.

28.21  Landlord will submit to Tenant, as soon as available, a complete set of as-built drawings for the Premises.

28.22  Section 28.10 notwithstanding, but subject to the provisions of Article IX hereof, at any time, the Contracting Office may make changes within the scope of this Lease by written order. If a change causes an increase or decrease in the cost of or the time required for work performance, an equitable adjustment shall be made by lump sum payment and/or change in delivery schedule. Any change in the base or additional rental, or in the delivery schedule, shall be made by written modification to the Lease by the Contracting Officer. Failure to agree to any such adjustment, or to other matters requiring Landlord’s or Tenant’s agreement under this Lease, shall constitute a dispute under and shall be resolved in accordance with General Clause 18 and the “Contract Disputes Act of 1978”, 41 U. S. C. SS 601613 (Supp. 1988); provided, however, that Landlord shall not hereby or thereby be excused from promptly proceeding as directed by the Contracting Officer.

28.23  Anything to the contrary contained in this Lease notwithstanding, all work in performance of or subject to this Lease (including, but not limited to, Exhibit B), whether performed by Landlord or by Tenant, must be done by skilled workers or mechanics. Work performed by Landlord must be acceptable to the Contracting Officer, exercising his reasonable judgment. Work performed by Tenant must be acceptable to ‘Landlord, exercising its reasonable judgment.

28.24  Except as otherwise expressly provided herein, whenever Landlord’s or Tenant’s consent .or approval is required by the terms of this Lease, Landlord and Tenant each do hereby covenant and agree that such consent or approval shall not be unreasonably withheld or unreasonably delayed and shall be deemed given unless denied in writing within ten (10) business days following the written request therefor. As used herein, the phrase “not unreasonably withheld”, “reasonable approval” or similar such phrase shall not entitle either party to request any payment or other consideration therefor not expressly provided for herein.

28.25  Landlord and Tenant each hereby covenant and agree that each and every provision of this Lease, with the exception of the General Clauses, has been jointly and mutually authored by both Landlord and Tenant; and, in the event of any dispute arising out of any provision of this Lease, with the exception of the General Clauses, Landlord and Tenant do hereby waive any claim of authorship against the other party.

28.26  Except as provided in the next succeeding sentences, in the event any dispute between Landlord and Tenant arises under this Lease and is referred for resolution pursuant to the terms of the Contract Disputes Act, the Board of Contract Appeals (or successor entity) (“BCA”) shall resolve such dispute by designating the outcome or resolution that the BCA determines is the most reasonable in light of the facts presented, without deference to the judgment of either party; in particular, the determination of the Contracting Officer shall not be affirmed on the ground that such determination was reasonable if the BCA determines that another outcome or resolution is more reasonable. Notwithstanding the foregoing, in the event the Contracting Officer determines that Tenant’s right of termination pursuant to Section 2.7 hereof has arisen by reason of a legislative action, and if Landlord disputes such determination, the BCA shall affirm the Contracting Officer’s determination if it determines that such determination was reasonable, regardless of whether a different determination would in the BCA’s view have been more reasonable.

28.27  This Lease includes and incorporates Exhibits A, B, C, D, E, F and G attached hereto. Except to the extent modified by the terms hereinabove contained, this Lease also includes and incorporates the following provisions of the General Clauses attached hereto: Paragraphs 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 28, 29, 30, 31 and 32. All other provisions of the General Clauses are superseded by the foregoing provisions, of this Lease and shall not form any part of this Lease. In the event of any conflict or inconsistency between the foregoing provisions of this Lease and the provisions of the General Clauses, the foregoing provisions of this Lease shall be controlling.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal on or as of the day and year first above written.

LANDLORD:

WITNESS:	SOUTHWEST MARKET LIMITED PARTNERSHIP, a District of Columbia limited partnership

	By:	BOSTON SOUTHWEST ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership, General Partner

	By:	BOSTON SOUTHWEST GENERAL ASSOCIATES, a Massachusetts general partnership, General Partner

/s/ [ILLEGIBLE]		By:	/s/ Mortimer B. Zuckerman
Mortimer B. Zuckerman General Partner

/s/ Karen M. Teutsel		By:	/s/ Edward H. Linde
Edward H. Linde General Partner

TENANT:

COMPTROLLER OF THE CURRENCY, an agency of the U.S. Government

/s/ Robert E. [ILLEGIBLE]	By:	/s/ Douglas B. Foster

Title:

[DOUGLAS B. FOSTER STAMP]

AMENDMENT NO. 2
TO
LEASE AGREEMENT

THIS AMENDMENT NO. 2 TO LEASE AGREEMENT (this “Amendment”) dated as of the 1st day of December, 1995, by and between SOUTHWEST MARKET LIMITED PARTNERSHIP, a district of Columbia limited partnership (‘Landlord”), and COMPTROLLER OF THE CURRENCY, AN AGENCY OF THE UNITED STATES OF AMERICA (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant have previously entered into a certain Lease Agreement dated August 21, 1989, as modified by letters dated July 18, 1989, August 28, 1989, December 18, 1989 and June 29, 1990 (two letters), and as further amended pursuant to a certain Amendment No. 1 to Lease Agreement dated March 24, 1992 and a certain side letter in connection therewith dated March 11, 1992 (collectively, the “Initial Lease”) pursuant to which Tenant leases from Landlord the garage, approximately 5,500 square feet of usable area on the P-3 level of the garage and the first, third, fourth, fifth, sixth, seventh, eighth and ninth floors of the office building known as One Independence Square located at 250 E Street, S.W., Washington, D.C., as more particularly described in the Lease.

WHEREAS, Tenant desires to lease from Landlord and Landlord desires to lease to Tenant additional space constituting all of the usable area on the second floor of the building (the “Expansion Space”), whereupon Tenant shall lease from Landlord all of the usable area in the building; and

WHEREAS, Landlord and Tenant desire to modify the Initial Lease to (i) add the Expansion Space to the Premises, and (ii) amend certain other terms and conditions of the Initial Lease, all as hereinafter more fully set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) in hand paid, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    DEFINITIONS.    Defined terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Initial Lease. Except as otherwise provided herein, references to Sections or Articles are to the corresponding such Section or Article number as set forth in the Initial Lease (as such provision may have been amended in any of the letters and/or amendments described above as comprising a part of the Initial Lease). As used herein, the term “First Amendment” means that certain Amendment No. 1 to Lease Agreement described above. As used herein, the term “Lease” means the Initial Lease as amended by this Amendment. The

“Lease Execution Date” shall mean the date this Amendment is executed by Tenant and delivered to Landlord (which, for purposes of establishing the Lease Execution Date, may include by facsimile copy thereof).

2.    PREMISES EXPANSION SPACE.

(a)    (1)    Effective upon the Expansion Space Commencement Date (as hereinafter defined), the Premises (as defined in Section 1.1 of the Initial Lease) shall be amended to add thereto the Expansion Space. The term “Expansion Space Commencement Date” shall mean the earlier to occur of (i) the date on which Landlord substantially completes construction of the Expansion Space Tenant Work (as defined in Paragraph 2(a) of Attachment B), as determined pursuant to Attachment B, or (ii) the date on which Tenant commences business operations in any portion of the Expansion Space (except that Tenant’s use and occupancy of any telecommunications equipment room on the second (2nd) floor shall not (by itself) be deemed to constitute conducting “business operations”. It is presently anticipated that the Expansion Space will be delivered to Tenant on or about April 1, 1996 (the “Anticipated Occupancy Date”); provided, however, that if Landlord does not substantially complete construction of the Expansion Space Tenant Work and deliver possession of the Expansion Space by such date, Landlord shall not have any liability whatsoever, and this Amendment shall not be rendered void or voidable as a result thereof, except in either case as specifically set forth in this Agreement to the contrary. Tenant acknowledges that the Expansion Space is currently leased to the General Services Administration (the “GSA”). Landlord shall negotiate in good faith with the GSA to terminate the existing lease therefor (the “GSA Lease”) prior to the expiration date set forth in the GSA Lease and shall deliver to GSA a proposed lease termination within one (1) business day after the Lease Execution Date. The extent Landlord determines that Landlord has such a right Landlord shall withhold its consent to any assignment, subletting or other change in occupancy of the Expansion Space proposed by GSA. Landlord agrees to advise Tenant promptly in writing (the “Availability Notice”) when the existing improvements in the Expansion space have been demolished as required by Attachment B and the Expansion Space is available for construction. Landlord shall advise Tenant in writing upon full execution of a binding agreement with the GSA, if any, effecting such termination. Landlord shall not deliver the Availability Notice before Landlord has received the aforesaid lease termination from GSA. Tenant acknowledges that GSA has no obligation to execute any such lease termination agreement and that, except as otherwise expressly set forth herein, Landlord shall incur no liability whatsoever if GSA and Landlord fail to agree to the terms of such a lease termination agreement or if for any reason whatsoever GSA decides not to execute such an agreement in a form acceptable to Landlord.

(2)    Notwithstanding the foregoing, if Tenant has not received the Availability Notice on or before the Tenant Kickout Date (as defined below), then during the period (the “Kickout Election Period”) commencing on the day immediately succeeding the Tenant Kickout Date and continuing through the day before the Availability Notice is delivered to Tenant, Tenant shall have the right to elect not to lease the Expansion Space by delivering written notice to Landlord during the Kickout Election Period. If Tenant timely elects not to lease the Expansion Space as aforesaid, then neither party shall have any further obligations or liability to the other party with respect to the Expansion Space (except as set forth in the immediately succeeding sentence and except that Tenant’s expansion rights pursuant to Article XXV of the Initial Lease, as amended, shall continue to apply). Promptly after any such timely termination, Landlord shall pay to Tenant the Tenant Plans Reimbursement. The Tenant Plans Reimbursement shall be an amount equal to the actual cost incurred by Tenant in preparing Tenant’s Plans (as defined in Paragraph 2 of Attachment B), but in no event more than one hundred twenty-five thousand dollars ($125,000.00). If Tenant fails to timely exercise such election during the Kickout Election Period, then Tenant’s right to elect not to lease the Expansion Space pursuant to this Paragraph 2(a)(2) shall immediately lapse and expire and have no further force or effect. The Tenant Kickout Date shall be January 1, 1996; provided, however, if the Lease Execution Date is not on or before November 30, 1995, then the Tenant Kickout Date shall be extended by one day for each day in the period (the “Lease Execution Delay Period”) commencing on November 30, 1995 and continuing until the Lease Execution Date.

(3)    (A)    Notwithstanding anything herein to the contrary, if the Expansion Space Commencement Date has not occurred on or before the Outside Delivery Date (as defined below), then Tenant may elect not to lease the Expansion Space by delivering written notice (the “Expansion Space Termination Notice”) to Landlord. Such election may be made by Tenant only during the five (5) business day period commencing on the Outside Delivery Date (as the same may be extended as specifically provided in this Amendment). Upon any such timely election by Tenant, neither party shall have any further obligations or liability to the other party with respect to the Expansion Space, except that promptly after any such termination, Landlord shall pay to Tenant the Tenant Plans Reimbursement and Tenant’s expansion rights pursuant to Article XXV of the Initial Lease, as amended, shall continue to apply. If Tenant fails to timely exercise such election during such five (5) business day period, then Tenant’s right to elect not to lease the Expansion Space pursuant to this Paragraph 2(a)(3) shall immediately lapse and expire and have no further force or effect. The Outside Delivery Date shall be August 1, 1996; provided, however, that the Outside Delivery Date shall be extended by one (1) day for each day in the Lease Execution Delay Period and by one (1) day for each day of Tenant Delay; and further provided, that if, as of the Outside Delivery Date (as so extended), the Expansion Space Tenant Work is not substantially complete, but is at least eighty-five percent (85%) complete and/or Landlord certifies in writing and in good faith to Tenant within three (3) business days after Landlord’s receipt of an Expansion Space Termination Notice from Tenant, that the Expansion Space Commencement Date will occur not later than thirty (30) days after the date of the Expansion Space Termination Notice, then the Outside Deliver Date shall be extended for an additional thirty (30) days (plus the number of days of Tenant Delay occurring after the date of the Expansion Space Termination Notice); provided, however, that Landlord shall not have the right to extend to Outside Delivery Date for more than one (1) such 30-day period.

(B)    In the alternative, if the Expansion Space Commencement Date has not occurred on or before the Outside Deliver Date (as so extended), then, in lieu of Tenant electing, pursuant to Paragraph 2 (a)(3)(A) above, not to lease the Expansion Space Tenant shall have the right (but only during the 5-business-day election period described in Paragraph 2(a)(3)(A) above) to take over construction of the Expansion Space Tenant Work by written notice to Landlord and the parties shall in good faith negotiate all documents necessary to effectuate the same, it being understood that in such event Landlord shall not be liable to Tenant for any amount in excess of the then unused or unapplied portion of the Expansion Space Allowance, plus any actual, direct costs to Tenant associated with any default by Landlord under the Lease with respect to the Expansion Space (which default was not cured within any applicable cure period), which costs Tenant would have been otherwise entitled to under the Lease and which costs are caused by acts of Landlord occurring prior to the date of any such transfer of construction activities to Tenant, plus any costs in excess of the Expansion Space Tenant Work Costs incurred through the date of transfer, claimed by the General Contractor as having accrued or been incurred prior to such transfer.

(4)    Landlord has provided Tenant with one (1) full calendar month of rental abatement pursuant to Paragraph 2(d)(H) below (the “Rent Abatement Period”) notwithstanding anything to the contrary contained in this Amendment, if the Expansion Space Commencement Date has not occurred by the Anticipated Occupancy Date, then the Rent Abatement Period shall be reduced by one (1) day for each day of Tenant Delay (“Tenant’s Rental Abatement Set-Off”); provided, however, that in the event that any portion of the Rent Abatement Period is remaining (after being reduced by Tenant Delay, as aforesaid), then any remaining portion of the Rent Abatement Period shall be further reduced by the number of days of any Landlord Delay. For example, if the Expansion Space is substantially complete on May 7th and there were 35 days of Tenant Delay and 5 days of Landlord Delay, then the Expansion Space Commencement Date shall be May 7th, the Rent Abatement Period shall be applied to the first 30 days of Tenant Delay and T shall pay 5 days of rent pursuant to Paragraph 2(a)(5) below. Notwithstanding the foregoing, the Anticipated Occupancy Date shall, at Tenant’s option, be extended by one (1) days for each day after December 1, 1995 that Tenant has not received the Availability Notice.

(5)    Notwithstanding anything herein to the contrary, if (i) there shall occur Tenant Delay and (ii) the Expansion Space Commencement Date does not occur by the Anticipated Occupancy Date (as the same may be extended by one (1) day for each day of Landlord Delay (as defined in Paragraph 3(b) of Attachment B hereto), then Tenant shall pay to Landlord within thirty (30) days following the final determination of the number of days of Tenant Delay, an amount of rent on account of such Tenant Delay equal to the product of (A) the aggregate number of days of Tenant Delay occurring from and after the Amendment No. 2 Effective Date, multiplied by (B) the per diem rental rate (with respect to both base rent and additional rent) payable during the first Lease Year with respect to the Expansion Space (without regard to any abatement period). Any rent payable by Tenant pursuant to the preceding sentence shall be net of any Tenant’s Rental Abatement Set-Off.

(b)    Tenant shall have the right to move furniture, furnishings, inventory, equipment, or trade fixtures into the Expansion Space during the Move-In Period. The “Move-In Period” shall commence on the thirtieth (30th) day prior to the projected Expansion Space Commencement Date (as determined by Landlord in its reasonable discretion) and continue through the day before the Expansion Space Commencement Date. Landlord shall notify Tenant in writing at least ten (10) days prior to commencement of the Move-In Period. Notwithstanding the foregoing, neither Tenant nor any invitee of Tenant shall enter the Expansion Space during the Move-In Period during those times that Landlord determines, in its reasonable discretion, that such entry will unreasonably interfere with activities of Landlord or Landlord’ s agents or employees in the Expansion Space. In such event, Landlord shall notify Tenant of specific times during which Tenant may make such entry. During the Move-In Period, neither Tenant nor any of its invitees shall unreasonably delay or otherwise inhibit the work being performed in the Expansion Space by Landlord or Landlord’s agents or employees. Landlord shall have no responsibility with respect to any items placed in the Expansion Space by Tenant or any invitee prior to the Expansion Space Commencement Date. Notwithstanding anything in this Lease to the contrary, all of the provisions of the Lease (including, without limitation, all insurance and utility provisions) shall apply during the Move-In Period, except that during such period (a) Tenant shall not be obligated to pay Expansion Space Base Rent or additional rent under Article IV of the Initial Lease, and (b) Landlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a premises in order for Landlord to perform the Expansion Space Tenant Work and for Tenant to perform its equipment and furniture installation, start-up and testing.

(c)    Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the Expansion Space upon the terms and conditions of this Amendment. Landlord and Tenant agree that the Expansion Space contains thirty-two thousand nine hundred fifty-three (32,953) square feet of usable area. Therefore, from and after the Expansion Space Commencement Date the actual number of square feet of usable area in the Premises shall be two hundred ninety-five thousand seven hundred eighty-three (295,783); provided, however, that for all purposes under the Lease, including without limitation, the calculation of (a) annual base rent and additional rent for the Premises, and (b) any allowance, concession or other abatement provided (or to be provided) by Landlord to Tenant, the number of square feet of usable area in the premises is deemed to be two hundred ninety-three thousand seven hundred thirty-six (293,736) and that such number of square feet shall govern and control and shall be the current number of square feet of usable area for the initial Lease Term, but not including any Renewal Term. From and after the Expansion Space Commencement Date, the Expansion Space shall be subject to all of the terms and conditions of the Lease, except that (A) the annual base rent payable under the Lease shall be increased to Eleven Million One Hundred Sixty-One Thousand Nine Hundred Sixty-Eight Dollars (11,161,968.00) (which amount is based on Thirty Eight Dollars ($38.00) per square feet of usable area in the Premises without regard to the rental abatement set forth in Section 3.3 of the Initial Lease (which abatement shall not apply with respect to the Expansion Space), (B) the base year real estate taxes for the Premises pursuant to Section 4.1(a) of the Lease shall be One Million One Hundred Sixty-Nine Thousand Sixty-Nine and 28/100 Dollars ($1,169,069.28), (C) Tenant’s percentage pursuant to Section 4.1(a) of the Lease shall be increased to 100%, (D) the base rate for operating expenses for the Premises pursuant to Section 4.2(a) of the Lease shall be Two Million Sixty-Seven Thousand Nine Hundred One and 44/100 Dollars ($2,067,901.44), (E) no concessions or abatements of any kind shall apply with respect to the Expansion Space unless specifically set forth in this Amendment, (F) Exhibit A to the Initial Lease shall include Attachment A attached hereto, (G) Exhibit A-1 to the Initial Lease shall be modified to reflect the addition of the Expansion Space and (H) Landlord shall abate all rent due in respect of the Expansion Space for the first full calendar month following the Expansion Space Commencement Date. All payments due from Tenant to Landlord hereunder shall be prorated by Landlord to reflect that the Expansion Space Commencement Date may not be the first day of a calendar year or the first day of a calendar month. Promptly after the Expansion Space Commencement Date as ascertained,

Landlord and Tenant shall execute a Certificate of Confirmation in the form attached hereto as Attachment C.

(d)    The Expansion Space Tenant Work shall be done in accordance with the Expansion Space Tenant Work Rider attached hereto as Attachment B. Notwithstanding anything to the contrary, Landlord agrees that an entity controlled by Mortimer B. Zuckerman and/or Edward H. Linde shall be responsible for completion of the Expansion Space Tenant Work as set forth on Attachment B.

(e)    Effective as of Tenant’s receipt of the Availability Notice, and subject to Landlord’s rights and obligations set forth in the Lease, Tenant shall, at no additional cost to Tenant, be entitled to the sole and exclusive use and control of the public areas of the building, and, except as otherwise expressly set forth hereinto the contrary, Tenant shall have the right to deal with all portions thereof as though they were part of the Premises. Such entitlement shall include the right to close the building to persons not authorized admission by Tenant; provided, however, that Landlord and its agents, employees and contractors shall at all times have access to its management office located in the building and to other areas in the building to which access is necessary in order for Landlord to exercise its rights and satisfy its obligations under the Lease; provided, however, that Tenant may, after written notice to Landlord, prescribe reasonable security-related restrictions with respect to entry into any area(s) used or occupied by Tenant. The foregoing shall not be deemed to abrogate or amend any provisions of the Lease expressly entitling Landlord to additional rent or reimbursement on account of extra costs incurred by Landlord as a result of any such use by Tenant.

(f)    Section 2.7 of the Lease (regarding Tenant’s right to terminate the Lease) is hereby deleted in its entirety.

3.    LIGHTING CREDIT.

(a)    In consideration of Tenant’s having assumed responsibility with respect to replacing lighting in the Premises pursuant to Paragraph 5(a) of this Amendment (both before and after the Amendment No. 2 Effective Date), Tenant shall be entitled throughout the Lease Term (including any renewals or extensions) to an annual credit (the ‘Lighting Credit”) equal to the product obtained by multiplying ten cents (10¢) (as escalated as provided in Paragraph 3(b) below, the “Lighting Credit Rate”) by two hundred twenty-eight thousand eight hundred forty-five (228,845) (i.e., the number of square feet of usable area in the Premises other than the portion thereof located on the third (3rd) floor); provided, however, that from and after the Expansion Space Commencement Date the Lighting Credit shall be determined and computed on the basis of a square footage figure equal to two hundred ninety-three thousand seven hundred thirty-six (293,736). The Lighting Credit shall be pro-rated for any partial calendar years on the basis of the actual number of days in such year falling within the Term. Tenant may apply all or any portion of the Lighting Credit as Tenant may determine by providing written notice thereof to Landlord (including, but not limited to, for reimbursing Landlord for the cost of improvements and/or alterations constructed or installed by Landlord in or to the Premises and/or the building). Notwithstanding anything herein to the contrary, any portion of the Lighting Credit which is not expended or applied by Tenant prior to September 1st of the Lease Year immediately succeeding the Lease Year in which such portion of the Lighting Credit accrued may, after notice from Landlord to Tenant, be applied by Landlord toward the next monthly installment(s) of base rent coming due under the Lease; provided, however, that the portion of the Lighting Credit accruing on or before May 31, 1996 shall not be so applied unless the same is not expended or applied by Tenant on or before April 1, 1997.

(b)    Paragraph 3(a) above notwithstanding, commencing on June 1, 1995 and continuing on each June 1 thereafter during the Lease Term, the Lighting Credit Rate shall be subject to increase by multiplying ten cents (10¢) by the percentage of change in the cost of living index (as defined in Section 4.2(a) of the Initial Lease); provided, however, that the base index shall be the index figure published for the month immediately prior to the Amendment No. 2 Effective Date. The aggregate Lighting Credit which has accrued through May 31, 1995 is Ninety-One Thousand five Hundred Thirty-Eight Dollars ($91,538.00).

4.    ADDITIONAL RENT.

(a)    Landlord and Tenant confirm and agree that the base index for purposes of Section 4.2(a) of the lease is the index therein described for May 1991 (i.e., 139.6), with successive adjustment indices being the successive published May indices. In the event that at any time in the future no adjustment index is published for the month of May, then (i) the adjustment index shall be a composite of the most recent available indices both before and after the month of May, and (ii) the base index shall be adjusted similarly with the intent being that the period of measurement and comparison shall be divisible by twelve (12).

(b)    The last sentence of Section 4.2(d) is hereby deleted and replaced with the following sentences: “If, at any time or from time to time during the Lease Term, Tenant requests that Landlord furnish services in addition to those described in the preceding sentence, Landlord’s obligation to furnish such new or increased services shall be conditioned upon Tenant’s agreement to reimburse Landlord on demand, as additional rent, in accordance with the Landlord Services Agreement. The foregoing terms of this Section 4.2(d) shall not affect additional rent expressly provided for under the Lease and for which specific dollar rates and/or methods of adjustment are presently set forth in the Lease (e.g., overtime heating and cooling).”

5.    USE OF PREMISES.    Landlord shall obtain, at Tenant’s sole cost and expense, the initial certificate of occupancy for the Expansion Space, provided Tenant reasonably cooperates with Landlord in connection therewith.

6.    MAINTENANCE AND REPAIRS.

(a)    Section 8.2 of the Initial Lease is amended and restated as follows:

Except as otherwise provided in Section 8.1 and/or Article XVII of the Lease, Landlord shall not be responsible for maintenance or repair of any Tenant Work installed in the Premises nor any tenant “improvements”

installed pursuant to Article IX of the Lease (including, not limited to, any Expansion Space Tenant Work). Subject to the provisions of Articles XVII and XVIII, at the expiration or other termination of the Lease Term, Tenant shall surrender the Premises, broom clean, in the same order and condition in which they existed upon completion of the initial construction thereof, improvements which Tenant is not obligated to remove or restore in accordance with Article IX of the Lease, ordinary wear and tear, and unavoidable by the elements excepted. Landlord shall have no obligation to maintain or replace any light bulbs or tubes in the building other than any bulbs or tubes (i) attached to any Building Equipment, (ii) located in any mechanical, electrical or similar closets in the building and/or located in the telephone room on the P-1 level of the building, (iii) located in any restrooms in the building (except that this subpart (iii) shall not apply to the existing restroom at the far west end of the ninth (9th) floor, to the restrooms in the fitness facility or to any restrooms which may hereafter be added by or at the request of Tenant), (iv) located in the main entrance lobby for the building, (v) located in any stairwells, (vi) located in the elevators, in the garage elevator lobbies (including, but not limited to, the elevator lobby off the main building entrance lobby and currently serving the elevators going to the garage) and/or in the elevator lobby off of the main building entrance lobby and currently serving the elevators going to the second (2nd and third (3rd) floors of the building, (vii) providing any lighting on or from the roof or in the loading dock area, and/or (viii) required by applicable legal requirements (e.g., fire strobe lights, emergency exit lights, etc.). If Tenant alters the type or quantity of the fixtures in more than a de minimus way or by installing fixtures that are not building-standard type in first-class office buildings in Washington, D.C. and/or in the Complex in any of the locations described in clauses (i) through (viii) above after the Amendment No. 2 Effective Date, then, notwithstanding the foregoing, Tenant shall, at Tenant’s sole cost and expense, maintain and replace any light bulbs or tubes used in such new or altered fixtures. All bulbs and tubes for fixtures that Landlord is not obligated to maintain and repair shall be maintained and repaired by Tenant’s sole cost and expense.

(b)    The first sentence of Section 8.3 of the Initial Lease is amended and restated as follows:

Except as otherwise provided in Section 13.4 or Article XVII of the Lease, all injury, breakage and damage to the Premises and to any other part of the Office Complex caused by any act or omission of Tenant, or of any agent, employee, subtenant, contractor, subcontractor, customer or invitee of Tenant, shall be repaired by and at the sole expense of Tenant; provided, however, that, in the case of injury, damage or breakage to the Premises, if Tenant promptly notifies Landlord of such injury, breakage or damage in writing and Tenant requests in writing that Landlord repair the same, then Landlord shall make such repairs and charge Tenant the reasonable costs and expenses incurred in connection therewith as additional rent. In addition, if Tenant fails to promptly make such repairs (or request that Landlord do so), and such failure continues for at least five (5) business days after Tenant’s receipt of written notice thereof from Landlord (and without regard to any other notice or cure period), Landlord may, but shall not be obligated to, make such repairs and charge Tenant the reasonable costs and expenses incurred in connection therewith as additional rent. Tenant shall promptly notify Landlord of any such injury, breakage or damage of which Tenant is aware and shall promptly notify Landlord of Tenant’s intended course of conduct with respect thereto. Landlord acknowledges that in the case of injury, breakage or damage to portions of the Premises (excluding the first floor lobby and first floor elevator areas) which does not have an operational adverse effect upon other portions of the building or Office Complex (as determined by Landlord, in its reasonable discretion), then, as to any floor on which Tenant (and/or any subtenant of Tenant) is the sole occupant of the floor, Tenant may elect not to restore same, in which case Tenant shall demolish the affected area and restore same simply to a slightly appearance.

7.    TENANT ALTERATIONS.

(a)    From and after the Amendment No. 2 Effective Date, Section 9.1 of the Lease (as previously amended by Paragraph 7 of the First Amendment) is amended and restated in its entirety as follows:

It is understood and agreed that Landlord will not make, and is under no obligation to make, structural or other alterations, decorations, additions or improvements in or to the Premises, except as otherwise provided in Section 6.1, Article VIII, Section 9.5, Article XVII of the Lease or Attachment B to this Amendment.

(b)    From and after the Amendment No. 2 Effective Date, Section 9.2 of the Lease is amended and restated in its entirety as follows:

9.2    (a)    Tenant shall give Landlord prior written notice (the “Improvements Notice”) of Tenant’s intention to make any alterations, additions, improvements or decorations (collectively, “improvements”) in or to the Premises or the building. The Improvements Notice shall (i) be accompanied by copies of any plans or working drawings with respect thereto (which, if Landlord’s consent to such improvement is required, shall be preliminary drawings in sufficient detail to convey design intent), and shall indicate whether core drilling is anticipated; (ii) request Landlord to identify those portions of the improvements that Landlord shall be entitled to (and shall) require Tenant to remove at the end of the Lease Term and the condition to which Tenant shall be required to restore the affected area; (iii) request Landlord to identify whether any portion of the improvements will be designated as a “special installation” or any equipment as “special tenant equipment;” and (iv) with respect to those improvements for which Landlord’s consent is not required, the Improvements Notice shall be accompanied by a certification from an authorized representative of Tenant that the extent and nature of the proposed improvements are such that Landlord’s consent is not required pursuant to this Lease. Notwithstanding anything in the Lease to the contrary, if Landlord’s consent to any improvement is required, then any consent granted by Landlord based on preliminary drawings shall be subject to Landlord’s reasonable approval of final drawings that are sufficient in detail to permit a contractor to price and construct the proposed improvement without significant verbal or written explanation of the design by Tenant or its architect (it being understood that Landlord shall not have the right to object to the final plans to the extent consistent with the previously approved preliminary drawings)) Tenant shall also furnish to Landlord following completion of any improvements a copy of any final plans and working drawings which Tenant may have with respect thereto.

(b)    Tenant shall not be required to obtain the consent of Landlord for the making of improvements in or to the Premises, unless (i) such improvements are structural in nature and involve more than Minor Structural Changes (as defined below), or (ii) such improvements will materially and adversely affect the mechanical, electrical, HVAC or plumbing equipment or other similar systems serving the building or the Premises, or (iii) such improvements are made to or affect the exterior of the building. Tenant shall be required to obtain the prior written consent of Landlord with respect to any improvements describe din clauses (i), (ii) and (iii) immediately preceding. Landlord shall not unreasonably withhold or delay its consent to any improvement described in clauses (i) and (ii). Landlord may grant or withhold its consent with respect to any improvement described in clause (iii) above in its sole and absolute discretion. Minor Structural Changes shall mean non-load-bearing partition movement, moving doors, relocating light fixtures, core drilling and similar minor structural changes. If Landlord withholds its consent with respect to any such improvement then Landlord shall specify its reasons therefor in reasonable detail. Landlord shall use reasonable efforts to respond to each Improvements Notice within ten (10) business days after Landlord’s receipt thereof. If, with respect to any improvements described in clauses (i) and (ii) above only, Landlord fails to affirmatively withhold or deny its consent in writing within such ten (10) business day period, then (A) provided Tenant shall have delivered to Landlord with such Improvements Notice plans or working drawings in the form required by Section 9.2(a) Landlord shall be deemed to have consented to such improvements, (B) Tenant shall not be required to remove any of such improvements or restore the affected areas to its pre-existing condition at the end of the Lease Term, and (C) no portion of such improvements shall be designated as a “special installation” and no equipment specified therein shall be designated as “special tenant equipment”. Landlord shall use reasonable efforts to review any resubmissions by Tenant within five (5) business days after Landlord’s receipt thereof. Notwithstanding that Landlord’s consent may not be required for core drilling, Tenant nevertheless agrees to arrange for preconstruction x-raying of the affected slab areas provided that Landlord requests the same by written notice received by Tenant within ten (10) business days following Landlord’s receipt of the applicable Improvements Notice.

(c)    All improvements to the first floor lobby and first floor elevator areas shall be consistent with the design intent of the building (recognizing the same as a first-class building) using similar quality of materials as used in the Complex.

(d)    Subject to the provisions of Articles XVII and XVIII, Tenant agrees to restore any improvement requiring Landlord’s consent pursuant to Section 9.2(b)(i) through (iii) (other than improvements in existence as of the date hereof, the Expansion Space Tenant Work and those alterations and improvements for which Landlord’s consent is not required) to a condition reasonably approximating its pre-existing condition (taking into account any ordinary wear and tear which might reasonably have been expected to occur) or to such lesser condition as Landlord shall specify in connection with granting its consent to the construction or installation of any such improvement (except that Tenant shall not be required to demolish or remove any slab reinforcement). Notwithstanding that Landlord’s consent may not be required prior to the installation or construction thereof, Tenant shall, at Landlord’s request, restore to its pre-existing condition any material change or alteration made or requested by Tenant to the mechanical, electrical, HVAC or plumbing equipment or other systems serving the building or the Premises provided that Landlord indicated such requirement within ten (10) business days after Landlord’s receipt of the applicable Improvements Notice therefor. All restoration required by the Lease shall be accomplished prior to the expiration or earlier termination of the Lease Term; provided, however, that, unless Landlord has notified Tenant in writing at least one hundred eighty (180) days prior to the expiration of the Lease Term that Landlord has leased (or is actively negotiating a lease for) one or more particular portions of the Premises or the building to another tenant or prospective tenant (such affected portions being referred to herein as the “Committed Portions”), then Tenant may perform its restoration obligations on the floors on which there are no Committed Portions for up to ninety (90) days after expiration or earlier termination of the

Lease Term. If Tenant is permitted to perform such restoration after expiration of the Lease Term, then Tenant shall use reasonable efforts to complete any such restoration work as soon as reasonably practicable and shall in any event complete same within ninety (90) days following such expiration of the Term and Tenant’s presence in the Premises for such purposes shall not be deemed to constitute holding over pursuant to the terms of the Lease (including, but not limited to, Article XXII of the Initial Lease). In addition, in the event that Tenant performs any such restoration (after expiration or earlier termination of the Lease Term) and does not utilize Landlord therefor, then Tenant shall be responsible for such work and for the persons performing same to the same extent as though the Lease had not expired. Except as otherwise provided herein, Landlord shall not have any responsibility fore an Tenant alterations.

(e)    Anything to the contrary contained herein notwithstanding, Landlord and Tenant shall share equally all costs and expenses associated with any addition, deletion and/or modification to the perimeter heat pumps resulting from the movement or relocation of any partitions within any portion of the Premises actually occupied by Tenant (and not by any assignee or subtenant other than an entity described in Section 7.6(a) of the Lease).

(f)    Notwithstanding anything to the contrary set forth in this Section 9.2, effective from and after the Expansion Space Commencement Date, Tenant shall have the right, subject to the other provisions of the Lease (i) subject to Landlord’s consent (which shall not be unreasonably withheld) if and to the extent required pursuant to this Section 9.2, to make improvements (including, but not limited to, structural alterations) to all or any part of the first floor of the building, including, but not limited to, reconfiguration of the elevator lobbies off of the main building lobby and which currently serve the elevators going to the garage and/or to the second (2nd) and third (3rd) floors of the building, as well as reconfiguration of the main building lobby itself (e.g., to configure the main building lobby to serve as Tenant’s entrance lobby and reception area and to provide for security/access control in such main building lobby), and (ii) subject to Landlord’s consent, if and to the extent required pursuant to this Section 9.2, to make alterations to the loading dock area and/or to the rooftop terrace; provided, however, that Landlord shall not unreasonably withhold its consent to nonstructural alterations described in this clause (ii) (even though the same may be exterior alterations), but Landlord may grant or deny its consent with respect to structural alterations described in this clause (ii) in its sole and absolute discretion).

(c)    Section 9.3 of the Lease is amended to delete the second (2nd) and third (3rd) sentences thereof and to provide that the sixth (6th) seventh (7th) and eighth (8th) sentences thereof (as in effect on the date of this Amendment) shall not apply to any improvements being undertaken by Landlord pursuant to Section 9.5 of the Lease to the Extent that Tenant has made payments for such work as required under the terms of the Lease, the Landlord Services Agreement and any amendment to either.

(d)    The following new Section 9.5 is hereby added to the Lease:

9.5    (a)    Subject to Tenant obtaining Landlord’s consent thereto as (and if) required pursuant to the terms of the Lease, Landlord may be requested to perform alterations to the Premises and/or the building (any such alterations also being deemed to be “improvements” as defined in the Lease). Such improvements shall be performed, and the method for causing same to be performed and the costs and charges in connection therewith shall be, as further set forth in that certain Landlord Services Agreement (the “Landlord Services Agreement”) attached hereto as Attachment C.

(b)    Tenant shall have the right to request modifications in the services being and/or to be provided by Landlord to or for the Premises (e.g., elimination of janitorial services in the Premises, addition of other cleaning services, etc.). Such modifications to be performed, and the method for causing same to be performed and the costs and charges in connection therewith, shall be as further set forth in the Landlord Services Agreement. Notwithstanding anything in this Amendment or in the Landlord Services Agreement to the contrary, (1) in no event shall Tenant have the right to replace any property management company or reduce the amount of insurance Landlord maintains with respect to the building (other than the Additional Obligations Insurance, as more fully discussed in Section 13.5 below) and (2) with respect to a reduction and/or elimination of any particular service (such as janitorial or electric services), Landlord shall have the right to require that Tenant eliminate such service (or have such reduction apply) with respect to the entire Premises (and not in part), and (3) if all or any portion of any service is reduced and such service is a building operations (as hereinafter defined), then Landlord shall not be obligated to thereafter provide or arrange for such service (or portion thereof) under the Landlord Services Agreement, and (4) in the case of building operations services Landlord and Tenant shall reasonably agree upon the level of such reduction (which agreement may include agreement that such service nevertheless be provided, at some level, by some person even if not by Landlord). As used herein, the term “buildings operations service” means any service provided by Landlord to the building (including, but not limited to, the Premises) and which service is necessary to the continued safe operation of the building and/or to maintain the value of the building (it being agreed, however, that services maintaining or enhancing the value of the building to less than a material degree, e.g., the interior landscaping) shall not be deemed to be a “building operations service”. In addition, no consent shall be required for any reduction or elimination of any service (or any previously increased level of service) to the extent that such service (or increase) was initiated by Tenant (e.g., increased guard service) or to the extent that such service, although being performed by Landlord, is being performed in satisfaction of a request initiated by Tenant under this Lease. If services are reduced (or eliminated) and such reduction (or elimination) results in an actual decrease in costs to Landlord, then Landlord shall make a corresponding reduction in payments due from Tenant on account of such service in any amount as reasonably determined by Landlord and Tenant. Notwithstanding the foregoing, with respect to the reduction or elimination of any service which was provided by Landlord from the commencement of the Initial Lease and which shall apply to the entire Premises (and not in part), Landlord shall calculate the reduction in the $7;.04 base provided in Section 4.2(a) of the Initial Lease to Tenant as follows: (x) Landlord shall calculate the cost of providing the service to be eliminated (or the portion of service to be reduced) during the full calendar year immediately preceding the calendar year in which the elimination (or reduction) shall take effect, (y) such amount shall be discounted by the Increase in the CPI Index (defined in paragraph 11(a) below) from August 1989, and (z) such discounted amount shall be subtracted (based on a per usable square foot figure) from $7.04 (the per square foot base rate for operating expenses). In addition to the foregoing, if any such reduction takes effect on other than the first day of a calendar year then Landlord shall make a one-time adjustment to reflect that fact.

(c)    Except as otherwise expressly provided in the Lease or in the Landlord Services Agreement, Landlord shall not be entitled to charge Tenant any fee, mark-up or similar amount in excess of Landlord’s cost therefor in connection with any service or work performed by Landlord under or in connection with this Lease.

(d)    Landlord and Tenant shall cooperate reasonably at all times in connection with the parties’ respective responsibilities pursuant to this Section 9.5 and the Landlord Services Agreement. Landlord’s and Tenant’s respective rights and responsibilities under the Landlord Services Agreement shall be considered to be rights and responsibilities arising under the Lease.

8.    SIGNS AND FURNISHINGS.    Effective as of Tenant’s receipt of the Availability Notice, Section 10.2 of the Lease is amended to delete the third (3rd) and fourth (4th) sentences thereof. The terms of this Paragraph 8 shall not apply as to any floor on which Tenant (and/or any subtenant of Tenant) is not the sole occupant of such floor.

9.    TENANT’S EQUIPMENT.

(a)    Landlord shall, within sixty (60) days following the Amendment No. 2 Effective Date, furnish to Tenant at Landlord’s expense plans or drawings prepared by an independent professional engineer identifying (i) the location of each electrical and/or other utility meter, submeter, checkmeter or similar device (collectively, “meters”) in the building, and (ii) which outlets are measured by each meter (or, in the case of items of machinery, equipment or other item (and/or area) which are not powered through outlets, then such other identification as Tenant may reasonably require).

(b)    Notwithstanding anything to the contrary contained in the Lease, all demands for additional rent or other additional charges from Tenant and in connection with any excess electricity, water, gas or other utility consumption of such excess (and, in the case of electricity, in connection with any excess connected load) shall be based upon demonstrated and actual metered consumption as verified to Tenant in Tenant’s reasonable judgment. Excess usage shall be determined by the power at which a device or piece of equipment consumes such type of utility above that of a standard piece of office equipment. Any invoice to Tenant requesting any such payment shall also set forth the prior and current meter reading therefor and upon which such invoice is based.

(c)    Anything to the contrary contained in the Lease notwithstanding, from and after the Amendment No. 2 Effective Date, if Landlord at any time in accordance with the Lease designates an area of the Premises as a “special installation”, or any equipment as “special tenant equipment” such designation must be made at the time that Landlord’s consent to the construction or installation thereof is granted and Tenant shall, in such event, be responsible for reimbursing only the excess utility consumption for any such special installation or special tenant equipment. For purposes of determining such excess utility consumption, Tenant shall pay for the entire metered usage for such installation or equipment but shall be entitled to a monthly fixed credit for the “base” consumption, in an amount reasonably agreed to by Landlord and Tenant at the time Landlord’s consent therefor is granted (in the case of special tenant equipment, in accordance with Paragraph 9(b)(i) above). Any invoices presented to Tenant regarding any such reimbursement shall adequately differentiate between such excess and other use and shall separately reflect the credit described in the preceding sentence. Such credit shall then become part of the Excess Utility Consumption Credit (as defined in Paragraph 9(d) of this Amendment).

(d)    (1)    Landlord acknowledges that Tenant has been overcharged in connection with Landlord’s excess utility consumption billing through May 31, 1995 and Tenant acknowledges that Landlord has undercharged Tenant (by a lesser amount) in connection with Tenant’s water usage, but the precise amounts therefor have not been finally determined as of the date hereof. Landlord and Tenant shall (within thirty (30) days after the date hereof) determine the precise amounts of such utility overcharges and undercharges and Landlord shall grant to Tenant a credit in the net amount of any overcharge to Tenant (the “Excess Utility Consumption Credit”). Tenant may apply all or any portion of the Excess Utility Consumption Credit as Tenant may determine by providing written notice thereof to Landlord (including, but not limited to, for reimbursing Landlord for the cost of improvements and/or alterations constructed or installed by

Landlord in or to the Premises and/or the building). Notwithstanding anything herein to the contrary, any portion of the Excess Utility Consumption Credit which is not expended or applied by Tenant prior to September 1st of the Lease Year immediately succeeding the Lease Year in which such portion of the Excess Utility Consumption Credit accrued may, after notice from Landlord to Tenant, be applied by Landlord toward the next monthly installment(s) of base rent coming due under the Lease; provided, however, that the portion of the Excess Utility Consumption Credit accruing on or before May 31, 1996 shall not be so applied unless the same is not expended or applied by Tenant on or before April 1, 1997.

(2)    From and after June 1, 1995, Tenant shall continue to receive an Excess Utility Consumption Credit. The parties have not yet determined the amount of such credit; however, the parties shall attempt to agree to an amount which approximates the cost in 1995 that is attributable to the electricity that would be consumed for standard office usage in the areas metered and paid directly by Tenant as special tenant installations and by standard office equipment at the outlets metered and paid directly by Tenant as special tenant equipment as of the date hereof (it being the intention that because Tenant pays for all electricity consumed in special tenant installations and by special tenant equipment, Tenant shall receive a credit for the base amount of electricity that would otherwise have been used by Tenant and provided by Landlord to Tenant at no additional charge above the additional rent described in Section 4.2(a) of the Initial Lease). Commencing on June 1, 1996 and continuing on each June 1st thereafter during the Lease Term, the Excess Utility Consumption Credit so determined for the period from June 1, 1995 to May 31, 1996 (the “1995 Amount”) shall be subject to increase by multiplying the 1995 Amount so determined, by the percentage of change in the cost of living index (as defined in Section 4.2(a) of the Initial Lease); provided, however, that the base index shall be the index figure published for May 1995. Appropriate adjustments will be made in the amount of Excess Utility Consumption Credit as special installations and/or special tenant equipment are added to or deleted from the Premises. The Excess Utility Consumption Credit shall be pro-rated for ay partial calendar year on the basis of the actual number of days in such year falling within the Term.

10.    INSPECTION BY LANDLORD.    The following clause is inserted at the end of the first sentence of Section 12.1:

“or to exhibit the same to prospective purchasers and lenders from time to time.”

11.    INSURANCE.

(a)    The reference in Section 13.2 of the Lease to “broad form commercial property insurance policies” is amended to read “all risk insurance policies (“Property Insurance”)”. The Property Insurance shall include Property Insurance in an amount equal to the Escalated Improvements Allowance (as defined below) in effect from time to time (the “Base Tenant Work Insurance”) it being intended generally that Landlord (at no additional cost to Tenant above the base rent) insure the tenant improvements made to the building in an amount generally equivalent to the aggregate construction allowances previously and/or in the future provided to Tenant, as escalated to account for the potential increased replacement costs of such improvements over time, as hereinafter more particularly provided. The term “Escalated Improvements Allowance” shall mean an amount equal to the sum of (A) the Improvements Allowance as defined in Paragraph 4 of Exhibit B to the Initial Lease, escalated by one hundred percent (100%) of the increase in the CPI index described in Section 4.2(a) of the Lease (the “Increase in the CPI Index”), such escalation to be measured from the index published for July, 1989 through and including the index published immediately prior to the date of the last calculation o the Escalated Improvements Amount, (B) the Expansion Space Allowance (as defined in Paragraph 1 of Attachment B), escalated by the Increase in the CPI Index, such escalation to be measured from the index published for July, 1989 through and including the index published immediately prior to the date of the last calculation of the Escalated Improvements Amount, and (C) in the case of any future alterations or other work for which an improvements allowance is provided by Landlord, the amount of such allowance (as agreed to in writing by Landlord and Tenant), escalated by the Increase in the CPI Index, such escalation to be measured from the index published immediately prior to the date of such writing through and including the date of the last calculation of the Escalated Improvements Amount. Landlord shall recalculate the amount of the Base Tenant Work Insurance (and the Escalated Improvements Allowance) on an annual basis as its insurance policy rolls over and shall promptly notify Tenant of the same in writing.

(b)    Section 13.3 of the Lease is amended and restated in its entirety as follows:

Tenant has advised Landlord that, as an agency of the U.S. Government, Tenant may elect to self-insure for one or more risks or types of risks. In the event such policy of self-insurance is modified in the future to permit Tenant to purchase commercial insurance and Tenant elects to do so (and further in such event provided that Tenant is generally complying with similar private-sector Normal Tenant Insurance Procedures (as hereinafter defined) in any of its other locations), or in the event this Lease is assigned or sublet to another governmental entity that does not self-insure, it is understood and agreed that Landlord may require Tenant (in the case of a self-insurance policy change) or such assignee (in the case of an assignment) or any subtenant (in the case of a sublease) to comply with the insurance coverage requirement generally imposed by Landlord and/or its affiliates upon other private sector office tenants in Washington, D.C. (the “Normal Tenant Insurance Procedures”). Tenant shall promptly notify Landlord of any applicable change in its self-insurance policies. Landlord shall, from time to time upon written request from Tenant, furnish Tenant with a written description of the Normal Tenant Insurance Procedures. Whether or not Tenant elects or is required to comply with Normal Tenant Insurance Procedures any insurance maintained by Tenant will be deemed to contain a mutual waiver of subrogation and, in the case of policies first bid and procured (as distinguished from renewals or extensions or existing policies) from and after the Amendment No. 2 Effective Date, shall not, in the case of property insurance, be primary for any property required to be insured by Landlord (including, but not limited to, any Base Tenant Work Insurance).

(c)    The following new section 13.5 is hereby added to the Lease:

13.5    (a)    Landlord agrees, at Tenant’s request from time to time, to purchase, at Tenant’s sole cost and expense (including any third party cost incurred by Landlord to secure a bid therefor), Property Insurance (or insurance similar in type to the Property Insurance) covering the cost, as estimated by Tenant, to replace the tenant improvements made by or for Tenant in the building (or the portions thereof which Tenant determines from time to time that it may desire to replace (or that it may be required to replace) in the event of a fire or other casualty) to the extent that such cost exceeds the Escalated Improvements Allowance (such excess replacement cost being herein referred to as the “Excess Tenant Work Cost” and such insurance in respect of such Excess Tenant Work Cost being herein referred to as the “Additional Obligations Insurance”). Landlord and Tenant acknowledge that Tenant is not requesting that Landlord purchase Additional Obligations Insurance (or any other insurance) for Tenant but, rather, is reserving the right to require that Landlord obtain such Insurance, at Tenant’s sole cost, in consideration for the increased replacement, repair and/or restoration obligations that would hereafter be assumed by Landlord pursuant to the terms of Section 17.5 of the Lease. Landlord and Tenant agree that the assumed Excess Tenant Work Cost initially used for purposes of the Additional Obligations Insurance shall be Seven Million Two Hundred Thirty-Five Thousand Dollars ($7,235,000), based upon the equipment and work in place on the Amendment No. 2 Effective Date. If Landlord shall be charged to secure a bid for any insurance as requested by Tenant, then Landlord shall notify Tenant in writing of Landlord’s good-faith projected cost thereof. If Tenant does not approve such cost in writing within three (3) business days after Tenant’s receipt thereof, then Landlord shall not be obligated to secure such bid. If Tenant approves such cost within such three (3) business day period, then Landlord shall be deemed to be directed by Tenant to secure the applicable bid and Tenant shall reimburse Landlord for the actual approved costs incurred by Landlord therefor.

(b)    Tenant shall have the right, from time to time, upon forty-five (45) days prior written notice to Landlord, to make or cancel any election described in this Section 13.5. Such right includes the right to modify the amount of additional Obligations Insurance then in effect. If Tenant desires Landlord to purchase any Additional Obligations Insurance or to modify the amount of any such Insurance then in effect, then Tenant shall so notify Landlord in writing (the “Insurance Modification Inquiry”), which Insurance Modification Inquiry shall identify in reasonable detail as may be required by Landlord or its insurance carrier the items to be insured (or dropped from the insurance) and the dollar value of such additional (or reduced) insurance desired by Tenant, and the effective date desired therefor.

Landlord shall, within thirty (30) days following receipt of any Insurance Modification Inquiry furnish to Tenant a written quote for the cost or credit to Landlord (the “Additional Insurance Cost/Credit”) of providing same and/or of effecting such modification. Tenant shall, within ten (10) days following receipt of such quote, notify Landlord if Tenant still desires to have Landlord purchase such requested insurance or effect such modification. If Tenant does not timely notify Landlord that Tenant so desires that such insurance be purchased or modified, then Landlord shall not be obligated to purchase or modify same. If Tenant does timely notify Landlord (the “Insurance Election Notice”) that Tenant so desires that such insurance be purchased or modified, then (i) Landlord shall be obligated to purchase or modify same, as the case may be, and, anything to the contrary contained herein notwithstanding, shall from and after the tenth (10th) day following Landlord’s receipt of the Insurance Election Notice (or, if later, the desired effective date set forth in the applicable Insurance Election Notice) be deemed to carry and to have effected same and (ii) Tenant shall pay to Landlord or Landlord shall credit Tenant as Tenant may direct, as the case may be, within thirty (30) days following Landlord’s receipt of the Insurance election Notice, the Additional Insurance Cost/Credit therefor which in the case of additional cost owed by Tenant to Landlord shall constitute additional rent hereunder. Landlord shall, prior to the commencement of any new policy year, advise Tenant of the amount of any increase or decrease in the cost of the Additional Obligations Insurance proposed by the insurance company or companies providing same and Tenant shall within thirty (30) days following its receipt of such invoice (and any backup documentation reasonably requested by Tenant and reasonably available to Landlord) remit the proper amount to Landlord.

(c)    The Additional Obligations Insurance shall be maintained pursuant to one or more policies or forms as customarily maintained by Landlord for its own similar insurance obligations or in such other form as Landlord, Tenant and the applicable insurer may agree. Landlord shall promptly upon request deliver to Tenant a certified copy of such policy or policies for the Additional Obligations Insurance. Such policy or policies shall also provide that such Additional Obligations Insurance shall not be modified, amended, canceled or allowed to lapse or be extinguished for any reason without thirty (30) days prior written notice to Tenant and that such insurance may be canceled or reduced at any time by Landlord (upon Tenant’s written request) with a pro-rata refund of any premium (it being understood, however, that there may be a breakage fee or other charge for early cancellation to the extent previously approved in writing by Tenant; provided, however, that under no circumstances shall Landlord be obligated to pay any such fee). Any such premium refund shall inure to the benefit of Tenant and shall be used by, or reimbursed to, Tenant as Tenant may determine. Tenant shall not be named as additional insured under any insurance policies carried by Landlord (other than the Additional Obligations Insurance) and Tenant shall have no right to participate in the prosecution or settlement of any claims or discussions relating thereto except as otherwise set forth in paragraph (d) below. At Tenant’s request from time to time Landlord shall apprise Tenant of the status of any such claims or settlement discussions.

(d)    Notwithstanding the foregoing, in the event that the Lease is terminated pursuant to Sections 17.1, 17.2 and/or 17.5 hereof, and to the extent that there was at the applicable time any Additional Obligations Insurance in force then Landlord shall (i) make and diligently prosecute a separate claim for the full amount of such Insurance (permitting Tenant, if requested by Tenant, to participate in such claim and cooperating with Tenant in prosecuting such claim) and (ii) execute all further assurances as are reasonably necessary to cause the insurance company or companies to pay same directly to or for the benefit of Tenant (or its designees) and Tenant shall be entitled to retain any proceeds recovered in connection therewith (less any out-of-pocket costs incurred by Landlord, to the extent previously approved in writing by Tenant, in connection with performing Landlord’s obligations under this Section 13.5(d) and not otherwise necessary in connection with Landlord’s settlement of other insurance claims).

(e)    Landlord and Tenant shall cooperate with each other in securing any necessary consents and/or other written agreements with any mortgagees from time to time as are necessary to give effect to the foregoing provisions of this Section 13.5. Notwithstanding anything herein to the contrary, under no circumstances shall Landlord be responsible or liable to Tenant for guaranteeing the availability in the market or the market cost of any Additional Obligations Insurance.

12.    RULES AND REGULATIONS.    Effective as of Tenant’s receipt of the Availability Notice, the Rules and Regulations attached as Exhibit C to the Lease (the “Rules”) are amended as follows:

(a)    Paragraph 3 of the Rules is amended to delete the following: “, nor place in the halls, corridors or vestibules”.

(b)    Paragraph 5 of the Rules is amended to delete everything after the first sentence.

(c)    The first sentence of Paragraph 10 of the Rules is amended to eliminate the need for Landlord’s approval thereunder.

(d)    Paragraph 12 of the Rules is deleted.

(e)    Paragraph 13 of the Rules is deleted.

(f)    Paragraph 15 of the Rules is amended to delete everything after the first sentence.

(g)    Paragraph 18 or the Rules is deleted with respect to all areas of the building other than the first floor lobby area. Landlord shall continue to be responsible for placing rain mats, as necessary, in the first floor lobby and in all elevator lobbies below the second floor of the building.

The terms of Paragraphs 12(a), (b), and (e) and the terms of the first sentence of Paragraph 12(g) shall not apply as to any floor on which Tenant (and/or any subtenant of Tenant) is not the sole occupant.

13.    DAMAGE OR DESTRUCTION.

(a)    The first sentence of Section 17.3 of the Initial Lease is amended and restated as follows (and the last sentence of Section 17.3 of the Initial Lease is hereby deleted):

If this Lease is terminated pursuant to Section 17.1 or Section 17.2 above or pursuant to Section 17.5 below, then all rent (and additional rent) payable hereunder shall be apportioned and paid to the date of the occurrence of such damage and, except as otherwise provided in Section 13.5(d) or in this Section 17.3, neither Landlord nor Tenant shall have any further claim or liability to the other. In the event of such a termination, Landlord shall refund to Tenant (or as Tenant may otherwise direct) any then unexpended or unapplied balance of any Lighting Credit and any Excess Utility Consumption Credit and shall continue to cooperate with Tenant in effecting the payment pursuant to section 13.5(d) of the Lease.

(b)    Section 17.4 of the Lease is amended and restated as follows:

17.4    If Landlord is required to repair and/or restore the Premises as provided in Sections 17.1, 17.2, and/or 17.5, then, unless Tenant has elected to have Landlord purchase Additional Obligations Insurance in accordance with this Amendment (or, if Tenant has not so elected then unless Tenant otherwise agrees in writing pursuant to Section 17.5(b) of the Lease to compensate Landlord for the excess repair and/or restoration costs in excess of the Escalated Improvements Allowance), Landlord shall not be required to expend any sums in excess of the Escalated Improvements Allowance in restoring the Premises. In no event shall Landlord be required to repair or restore any trade fixtures, furnishings, office equipment or personal property belonging to Tenant, it being Tenant’s sole responsibility and option to repair or restore any such trade fixtures, furnishings, office equipment or personal property.

(c)    The following is added as a new Section 17.5 to the Lease:

17.5    (a)    If Tenant has elected to have Landlord purchase the Additional Obligations Insurance, Landlord’s restoration and repair obligations pursuant to Section 8.1 and/or this Article XVII of the Lease include, subject to the terms of Section 17.5(c) below, the obligation to expend in such restoration and repair up to an amount equal to the sum of the Escalated Improvements Allowance and the amount of the Additional Obligations Insurance in effect or required to be in effect as of the date of the casualty, and subject to the foregoing, to restore and repair the Tenant Work, the Expansion Space Tenant Work, the special tenant equipment, and all alterations, decorations, additions or improvements to any of the foregoing and/or to the Premises and/or the building and (i) as to which Tenant has previously given Landlord notice of an/or any plans or working drawings therefor and/or (ii) which Landlord performed or arranged to have performed.

(b)    If Landlord is required to repair and/or restore the Premises as provided in Sections 17.1, 17.2 and/or 17.5 of the Lease, and if Tenant has not elected to have Landlord purchase the Additional Obligations Insurance (or applicable component thereof), then. upon Tenant’s request, such repair or restoration to the extent that the cost therefor exceeds the Escalated Improvements Allowance, shall be accomplished by Landlord in accordance with the Landlord Services Agreement, except that Landlord may use the same general contractor in effecting any such repair and/or restoration as is performing the balance thereof. Landlord agrees, in such case, to require competitive bidding at the subcontractor or trade level, but only if Landlord reasonably determines the same to be appropriate under the circumstances.

(c)    Landlord and Tenant shall cooperate in determining the precise restoration and repair to be done by Landlord, and in resolving any pricing issues arising in connection with Section 17.5(a) and (b) above, with the intent being that the Escalated Improvements Allowance shall be spread equitably over the Premises (or affected portions thereof) to construct standard tenant improvements of a first-class building, with Tenant reserving the right to modify items or components comprising, or the scope of, the required work. In the event that Landlord shall reasonably believe that any such modifications shall increase the aggregate cost required to be borne by Landlord without reimbursement by Tenant or from insurance maintained or required to be maintained hereunder then Landlord shall advise Tenant of such belief (and of the amount of such excess costs) promptly following Landlord’s receipt of such modification(s) and Tenant shall, in the event Tenant still desires to have Landlord proceed with such modification(s), agree to reimburse Landlord for such excess costs. In the event that Landlord shall reasonably believe that any such modifications shall likely delay Landlord’s completion of its required restoration and repair obligations under this Article XVII, then Landlord shall notify Tenant prior to undertaking any such modification(s) and Landlord and Tenant shall reasonably agree upon particular time extensions therefor.

(d)    In the event that Tenant does not terminate this Lease pursuant to Section 17.1(a) of this Lease and that Landlord is obligated to undertake the restoration and/or repair required pursuant to this Article XVII, then Landlord and Tenant shall agree upon a reasonable schedule for completion of such restoration and repair. In the event that all required restoration and repair is not completed within one hundred twenty-five percent (125%) of the time originally agreed to for same plus the number of days of delay attributable to Tenant Delay, then Tenant shall have the right to terminate this Lease, and except as otherwise provided in Section 13.5(d) of this Lease, neither party shall have any further liability to the other; provided, however, that in the event that all required restoration and repair has been substantially completed with respect to at least eighty-five percent (85%) of the Premises (or affected area) within such original time period as so extended, then Landlord’s time period for the remaining portions of the Premises (or affected area) and within which to complete all required restoration and repair thereof shall be extended for an additional thirty (30) days. Landlord’s deadlines pursuant to this Section 17(d) shall not be subject to extension pursuant to Section 28.18 of the Lease.

(e)    Any termination of the Lease by Tenant pursuant to this Article XVII shall be by written notice to Landlord. Such notice shall specify a termination effective date which date shall not be later than one hundred eighty (180) days following the date of such notice.

14.    COVENANTS OF LANDLORD. Effective as of Tenant’s receipt of the Availability Notice, no part of the building shall be considered as a “public part”, “public area” or “common area” for purposes of Section 23.2 of the Lease and Landlord shall no longer be permitted, without Tenant’s prior written consent, to change the arrangement or location of any entrances, passageways, doors, doorways, corridors, elevators, stairs or toilets in the building (except as may be necessary to comply with any applicable law, rule or regulation or to comply with Landlord’s obligations under this Lease); provided, however, that in such event Landlord shall take all reasonable steps to minimize any interference with Tenant’s use of the Premises. The foregoing terms of this Paragraph 12 shall not apply as to any floor on which Tenant (and/or any subtenant of Tenant) is not the sole occupant of such floor.

15.    PARKING.

(a)    Notwithstanding Paragraph 9 of the First Amendment, Landlord and Tenant agree that (i) Landlord waives any and all right to any Allocated Spaces and relinquishes all of such right and spaces to Tenant and (ii) all but the first three sentences in the quoted text of such Paragraph 9 are, except for any definitions therein, hereby deleted; provided, however, that such three sentences shall once again apply, and Landlord shall have a right once again to Allocated Spaces as provided in the Lease, in the event that Tenant ceases to lease the entire usable area of the building, or in the event Landlord exercises any recapture right pursuant to Section 7.3 of the Initial Lease, in which event (A) the term “Allocated Spaces” shall be deemed to mean that number of spaces which is equal to one (1) space for each one thousand (1,000) usable square feet of space no longer leased by Tenant or included in the recaptured space (except that, at Landlord’s option exercised by written notice received by Tenant prior to such recapture or to Tenant’s ceasing to lease the entire usable area of the building, Landlord may reduce the number of Allocated spaces to a fixed number set forth in such written Notice, in which event the term “Allocated Spaces” shall refer to such reduced number), (B) Landlord shall provide Tenant with at least sixty (60) days prior written notice of the date upon which Landlord desires to commence to use such Allocated Spaces (Landlord being obligated to commence such use on all such Spaces at one time), and (C) effective as of the date specified in item (B) immediately preceding, Landlord shall commence to credit Tenant with the Escalating Component credit described in Section 24.3(a) of the Initial Lease (as amended pursuant to Paragraph 9 of the First Amendment). Landlord and Tenant acknowledge that the foregoing references to the right of Landlord to recapture a portion or portions of the Premises pursuant to Section 7.3 of the Initial Lease is subject to the recapture right as set forth in and limited by such Section, and Landlord and Tenant further acknowledge that pursuant to Section 7.3(d) of the Initial Lease such right of recapture shall cease from and after the Expansion Space Commencement Date.

(b)    The second sentence of Section 24.1 of the Lease is amended and restated as follows:

Except as otherwise specifically provided in Sections 8.1, 8.2 and/or 13.4 of the Lease, and/or in Article XVII of the Lease, and/or below in this Section 24.1, Tenant shall bear all costs of operating, maintaining, managing, insuring (or self-insuring), repairing and restriping the garage. Landlord shall be responsible for repair or maintenance of structural elements of the garage except for any portion of the garage converted by Tenant for storage purposes, and except for structural, electrical, plumbing and/or mechanical systems or fixtures or elements relating to or affected by Tenant’s special equipment or special installations or Tenant’s exercise facility. Landlord’s maintenance and repair obligations specifically include maintenance and repair of electrical, plumbing and/or mechanical systems or fixtures serving the garage, including, but not limited to, the sump pump, as well as preventive measures with respect to such structural, electrical, plumbing and/or mechanical systems or fixtures.

(c)    Section 24.2 of the Lease is amended and restated as follows:

Upon Tenant’s request from time to time, Landlord agrees that it will enter into one or more separate contracts, as determined by Tenant, with one or more separate contactor(s), to assist Tenant with the performance of any or all of Tenant’s responsibilities under or in connection with section 24.1 of the Lease. Such contract(s) and contractor(s) shall be reasonably acceptable to Landlord and Tenant. Tenant shall reimburse Landlord for all approved fees and charges paid by Landlord to any such contractor(s) and pursuant to the terms of any such contract(s). Tenant shall not be charged any mark-up or similar amount in connection with such reimbursement except to the extent that (i) Landlord is requested to (and does) enter into multiple contracts during any overlapping period and (ii) such contractors are not then already providing other services in the Complex. In the event that Landlord becomes entitled to charge a mark-up pursuant to the terms of the preceding sentence, then Tenant shall pay a Landlord Property Management Services Fee thereon in accordance with the terms of the Landlord Services Agreement.

(d)    Effective as of the Expansion Space Commencement Date, Section 24.3 of the Lease is hereby deleted; provided, however, that the terms of such Section 24.3 of the Lease shall once again apply in the event that Landlord becomes entitled to (and does) request Allocated Spaces pursuant to Paragraph 15(a) of this Amendment.

16.    EXPANSION RIGHTS.

(a)    Effective as of the Expansion Space Commencement Date, Article XXV of the Lease is deleted in its entirety.

(b)    Section 25.5(e) is hereby deleted.

17.    RIGHTS OF RENEWAL. The following sentence is inserted at the end of Section 26.1(b): “Notwithstanding anything herein to the contrary, in determining the fair market rent to be payable during each renewal term, the parties (and the appraisers, if any) shall consider all relevant factors, including, but not limited to, the fact that the Lighting Credit shall continue to apply during any such renewal term. In addition, in determining an Escalating Component for any renewal or extension period, if such Escalating Component is to be applicable to such period, the parties (and the appraisers, if any) shall also take into account each party’s responsibilities and obligations with respect to the garage (“Garage Obligations”) with the effect that any new such Escalating Component shall be equal to a market annual rate for the garage parking spaces less the projected annual amount of Tenant’s Garage Obligations.”

18.    GENERAL PROVISIONS.

(a)    Section 28.26 of the Lease notwithstanding, the reference to “the Board of Contract Appeals (or successor entity) (“BCA”)”, and all references therein to “the BCA”, are hereby deleted and the phrase “any authority permissible under the Act” substituted in their place.

(b)    Section 28.27 of the Lease is amended to delete the reference to General Clauses Paragraph 12 and such General Clauses Paragraph 12 is also hereby deleted.

(c)    All calculations of usable area permitted or required by this Amendment shall be made in accordance with Exhibit D to the Initial Lease.

(d)    Notwithstanding anything to the contrary in the Lease, unless otherwise sooner terminated in accordance with the Lease the initial term of the Lease shall expire on May 31, 2006.

(e)    Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect. To the best knowledge of Tenant, Landlord is not in default of its obligations under the Lease (it being understood that Landlord owes to Tenant the Excess Utility Consumption Credit described in Paragraph 9(d) above).

(f)    All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

(g)    Each of the persons executing this Amendment on behalf of Tenant and Landlord hereby covenants and warrants that Landlord or Tenant, as the case may be, has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant and Landlord, as the case may be, is authorized to do so.

(h)    This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.

(i)    Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker, agent or finder in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker, agent or finder for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature.

(j)    Landlord and Tenant hereby confirm that the other party has satisfied all of its obligations under Section 27.3 of the Lease (as set forth in the First Amendment).

(k)    The terms and conditions of this Amendment are subject to the approval of the Sumitomo Bank, Limited, new York Branch, holder of the beneficiary’s interest under the deed of trust secured by the building (“Sumitomo”). If Sumitomo does not approve Tenant’s leasing of the Expansion Space substantially on the terms of this Amendment, then Landlord shall reimburse Tenant for Tenant’s Plan Reimbursement and other reasonable, actual, third party, out-of-pocket costs incurred by Tenant in connection with leasing the Expansion Space.

19.    EFFECTIVE DATE. This Amendment shall take effect upon the execution hereof by Landlord and Tenant and upon the consent to or approval of same (or the deemed such consent or approval) by Sumitomo Bank, Limited (the “Amendment No. 2 Effective Date”). Except as otherwise expressly provided herein, each provision hereof shall be deemed to take effect as of the Amendment No. 2 Effective Date.

IN WITNESS WHEREOF, Landlord and Tenant have affixed their signatures and seals as of the date first above written.

ATTEST:	SOUTHWEST MARKET LIMITED PARTNERSHIP

	By:	Boston Southwest Associates Limited Partnership Its Managing General Partner

		By:	Independence Square, Inc. Its Managing General Partner

/s/ [ILLEGIBLE] Assistant Secretary [Corporate Seal]			By:	/s/ Edward H. Linde Edward H. Linde Its Vice President

WITNESS:	COMPTROLLER OF THE CURRENCY

/s/ Patricia S. Grady	By:	/s/ Peter D. Prendergast Peter D. Prendergast Associate Director for Real Estate And Design Services

AMENDMENT NO. 2
TO
MEMORANDUM OF LEASE

THIS AMENDMENT NO. 2 TO MEMORANDUM OF LEASE (the “Amendment”) made this 15th day of May, 1996, effective for all purposes as of December 1, 1995, by and between Southwest Market Limited Partnership, a District of Columbia limited partnership (“Landlord”), and the Comptroller of the Currency, an agency of the United States Government (“Tenant”).

WHEREAS, Landlord and Tenant have previously entered into a certain Lease Agreement dated August 21, 1989, as modified by letters dated July 18, 1989, August 28, 1989, December 18, 1989, and June 29, 1990 (two letters) and as further amended pursuant to a certain Amendment No. 1 to Lease Agreement dated March 24, 1992, and a certain side letter in connection therewith dated March 11, 1992 (collectively, the “Initial Lease”), pursuant to which Tenant leased from Landlord the garage, approximately 5,500 square feet of usable area on the P-3 level of the garage and the first, third, fourth, fifth, sixth, seventh, eighth and ninth floors of the office building known as One Independence Square located at 250 E Street, S.W., Washington, D.C., as more particularly described in the Lease;

WHEREAS, the Initial Lease contained an option for Tenant to lease certain space referred to therein as the “Expansion Space’, and Tenant has leased same and, as a result thereof, now leases all of the usable area in the building;

WHEREAS, such option was exercised pursuant to a certain Amendment No. 2 to Agreement of Lease dated December 1, 1995 (“Lease Amendment No. 2”) (the Initial Lease, as amended by Lease Amendment No. 2, herein the “Lease”);

WHEREAS, Landlord and Tenant have previously executed and recorded a certain Memorandum of Lease dated May 2, 1990 (the “Initial Memorandum”), which Initial Memorandum was recorded on June 20, 1990, as Instrument No. 9000034930, in the Office of the Recorder of Deeds for the District of Columbia (the “Land Records”);

WHEREAS, the Initial Memorandum was subsequently amended pursuant to a certain Amendment No. 1 to Memorandum of Lease dated September 27, 1990 (the “Amended Memorandum”) (the Initial Memorandum, as amended by the Amended Memorandum, herein the “Memorandum”), which Amended Memorandum was recorded on November 6, 1990, as Instrument No. 9000059865, in the Land Records; and

When recorded, please return to:	Gary K. Bahena, A Professional Corporation The Homer Building, Suite 320 North 601 Thirteenth Street, N.W. [ILLEGIBLE]

WHEREAS, Landlord and Tenant desire to further amend the Memorandum to reflect the execution of Lease Amendment No. 2.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), of the premises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1.    The Memorandum is amended to reflect the execution of Lease Amendment No. 2, together with any and all other instruments, agreements, letters and the like referenced herein as constituting a part of the “Lease”.

2.    The Amendment does not alter, amend, modify or change the Lease or the exhibits thereto in any respect. The Lease and exhibits thereto are hereby incorporated by reference in this Amendment, and the parties hereby ratify and confirm the Lease and the Memorandum (as such Memorandum is modified hereby). In the event of any conflict between the provisions of this Amendment, the Memorandum and the Lease, the provisions of the Lease shall control.

IN WITNESS WHEREOF, as of the date and year first above written: Southwest Market Limited Partnership, as Landlord, has caused these presents to be executed by its general partner, Boston Southwest Associates Limited Partnership, which has caused these presents to be executed by its general partner, Independence Square, Inc., which has caused these presents to be executed by Edward H. Linde, its Vice President, attested by Debra G. Moses, its Asst Secy, and its corporate seal to be hereunto affixed, and does hereby constitute and appoint said Edward H. Linde as its true and lawful attorney-in-fact for it and in its name to acknowledge and deliver these presents as its act and deed; and the Comptroller of the Currency, as Tenant, has caused these presents to be signed in its name by Peter D. Prendergast, its Associate Director for Real Estate and Design Services, and witnessed by Karen R. Furst, and does hereby constitute and appoint said

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Peter D. Prendergast as its true and lawful attorney-in-fact for it and in its name to acknowledge and deliver these presents as its act and deed.

LANDLORD:

ATTEST:	SOUTHWEST MARKET LIMITED PARTNERSHIP

By:    Boston Southwest Associates
                Limited Partnership
          Its General Partner

          By:    Independence Square, Inc.
                    Its General Partner

ILLEGIBLE	By: /S/ EDWARD H. LINDE
Assistant Secretary	Edward H. Linde
                            Its Vice President

TENANT:

COMPTROLLER OF THE CURRENCY

KAREN R. FURST	By: /S/ PETER D. PRENDERGAST
Karen R. Furst	Peter D. Prendergast
                            Its Associate Director for Real
                                Estate and Design Services

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COUNTY OF SUFFOLK                 )
                                                   ) ss:
STATE OF MASSACHUSETTS  )

I, Kathryn R. Stevenson, a Notary Public in and for the aforesaid jurisdiction, do hereby certify that Edward H. Linde, who is personally well known to me as the person named as Vice President of Independence Square, Inc., as general partner of Boston Southwest Associates Limited Partnership, as general partner of Southwest Market Limited Partnership, the party named in the foregoing instrument bearing date as of the 15th day of May, 1996, and hereto annexed, personally appeared before me in said jurisdiction and as such, and by virtue of the power vested in him, acknowledged the same to be his act and deed as such and in such capacity, and that he delivered the same as such and in such capacity.

GIVEN under my hand this 28th day of May, 1996.

[SEAL]                                                                                                                  /s/     KATHRYN R. STEVENSON
                                                                                                                                   Notary Public

My commission expires:         8/26/99

CITY OF WASHINGTON     )
                                         ) ss:
DISTRICT OF COLUMBIA )

I, Darlene L. McNeice, a Notary Public in and for the aforesaid jurisdiction, do hereby certify that Peter D. Prendergast, who is personally well known to me as the person named as the Associate Director for Real Estate and Design Services for the Comptroller of the Currency, the party named in the foregoing instrument bearing date as of the 15th day of May, 1996, and hereto annexed, personally appeared before me in said jurisdiction and as such, and by virtue of the power vested in him, acknowledged the same to be his act and deed as such and in such capacity, and that he delivered the same as such and in such capacity.

GIVEN under my hand this 22nd day of May, 1996.

[SEAL]                                                                                                          /s/    DARLENE L. MCNEICE
                                                                                                                                     Notary Public

My commission expires:     1-1-97

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Certificate of Confirmation

This Attachment C is attached to and made a part of that certain Amendment No. 2 to Lease Agreement dated December 1, 1995 (the “Amendment”), between SOUTHWEST MARKET LIMITED PARTNERSHIP (“Landlord”) and COMPTROLLER OF THE CURRENCY (“Tenant”). The terms used in this Attachment that are defined in the Amendment shall have the same meaning as provided in the Amendment. This Certificate of Confirmation is executed pursuant to Paragraph 2(a) of the Amendment. Parties to this Amendment desire to confirm the following terms which are defined in the Lease:

1.    The Expansion Space Commencement Date is April 1, 1996.

2.    At the date hereof the Lease has not been further modified or amended and is in full force and effect and to the best of Tenant’s knowledge there are no defaults thereunder.

3.    The net Excess Utility Consumption (as defined in Paragraph 9(d)(1) of the Amendment) accrued through May 31, 1995 is _______________. The 1995 Amount (as defined in Paragraph 9(d)(2) is _______________. The net Excess Utility Consumption Credit will be agree to at a future date.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Certificate under seal on April 22, 1996.

LANDLORD:

WITNESS:	SOUTHWEST MARKET LIMITED PARTNERSHIP

By:    Boston Southwest Associates
                Limited Partnership
          Its Managing General Partner

          By:    Independence Square, Inc.
                    Its Managing General Partner

ILLEGIBLE	By: /S/ EDWARD H. LINDE
Assistant Secretary	Edward H. Linde
                            Its Vice President

TENANT:

COMPTROLLER OF THE CURRENCY

KAREN R. FURST	By: /S/ PETER D. PRENDERGAST
Karen R. Furst	Peter D. Prendergast
                            Its Associate Director for Real
                                Estate and Design Services